SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                 CURRENT REPORT PURSUANT TO SECTION 13 or 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:  September 22, 1999            Commission file number 1-6187

                                ALBERTSON'S, INC.
             ------------------------------------------------------
             (Exact name of Registrant as specified in its Charter)

         Delaware                                  82-0184434
------------------------                    --------------------------------
(State of Incorporation)                    (Employer Identification Number)

250 Parkcenter Boulevard, P.O. Box 20, Boise, Idaho                 83726
---------------------------------------------------               ----------
     (Address of principal executive offices)                     (Zip Code)

Registrant's telephone number, including area code:            (208) 395-6200
                                                               --------------

Item 2.       ACQUISITION OR DISPOSITION OF ASSETS

   On September 9, 1999, Albertson's, Inc., a Delaware corporation ("Albertson's" or the "Company") filed its quarterly report on Form 10-Q for the 26 weeks ended July 29, 1999, ("Second Quarter Report"). The Second Quarter Report contained the consolidated results of operations of the Company and its subsidiaries for the 13 and 26 week periods ended July 29, 1999. On June 23, 1999, American Stores Company ("ASC") became a wholly-owned subsidiary of the Company in a transaction accounted for as a pooling of interests for accounting and financial reporting purposes (the "Merger"). The pooling of interests method of accounting is intended to present as a single interest, two or more common stockholders' interests that were previously independent; accordingly, the historical financial information included in the Company's Second Quarter Report has been restated as if Albertson's and ASC had been combined for all periods presented.

   On July 9, 1999, the Company filed a Current Report on Form 8-K which was amended on August 30, 1999, and which included financial statements required to be filed as a result of the Merger ("July 9, 1999, Form 8-K"). This Current Report on Form 8-K contains an update to selected financial information included in the July 9, 1999, Form 8-K. Specifically included are: audited consolidated financial statements as of January 28, 1999, January 29, 1998, and January 30, 1997, and for each of the three years ended January 28, 1999, which have been restated as if Albertson's and ASC had been combined for all periods presented; and, unaudited interim consolidated financial statements as of April 29, 1999, and for the 13 week periods ended April 29, 1999, and April 30, 1998, which have been restated as if Albertson's and ASC had been combined for all periods presented.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(a)  Financial Statements.

           The following consolidated financial statements of Albertson's, Inc. and its subsidiaries, including American Stores Company, prepared under the pooling of interests method of accounting are filed as part of this report:


        Audited Consolidated Financial Statements:
        Independent  Auditors'  Report  of  Deloitte  & Touche  LLP
        Independent Auditors' Report of Ernst & Young LLP
        Consolidated Earnings for the years ended January 28, 1999, January 29, 1998, and January 30, 1997
        Consolidated Balance Sheets at January 28, 1999, January 29, 1998, and January 30, 1997
        Consolidated Cash Flows for the years ended January 28, 1999, January 29, 1998, and January 30, 1997
        Consolidated Stockholders' Equity for the years ended January 28, 1999, January 29, 1998, and January 30, 1997
        Notes to  Consolidated  Financial Statements

        Unaudited Interim Consolidated Financial Statements:
        Interim Consolidated Earnings for the 13 weeks ended April 29, 1999 and April 30, 1998
        Interim  Consolidated  Balance  Sheets at April 29, 1999 and January 28,
        1999
        Interim Consolidated Cash Flows for the 13 weeks ended April 29, 1999 and April 30, 1998
        Notes to Interim  Consolidated Financial Statements

        Management's Discussion and Analysis of Financial Condition and Results of Operations

(b)  Exhibits.

       Exhibit No.          Description

       23                   Consent of Deloitte & Touche LLP

       23.1                 Consent of Ernst & Young LLP

       99                   Consolidated Financial Statements



                                    SIGNATURE

   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                             ALBERTSON'S, INC.
                                             (Registrant)


Date:    September 22, 1999                  /S/ A. Craig Olson
---------------------------                  ----------------------------
                                             A. Craig Olson
                                             Executive Vice President
                                             and Chief Financial Officer

                                Index to Exhibits
                    Filed with the Current Report on Form 8-K


Exhibit No.          Description                                       Page No.

23                   Consent of Deloitte & Touche LLP                      4

23.1                 Consent of Ernst & Young LLP                          5

99                   Consolidated Financial Statements                     6

                                                                      EXHIBIT 23



                          INDEPENDENT AUDITORS' CONSENT

   We consent to the incorporation by reference in Registration Statement No. 333-70967 on Form S-3 and Registration Statement Nos. 2-80776, 33-2139, 33-7901,
33-15062, 33-43635, 33-62799, 33-59803,  333-82157, and 333-82161 on Form S-8 of
Albertson's, Inc. and subsidiaries of our report dated September 17, 1999, with respect to the consolidated financial statements of Albertson's, Inc. and subsidiaries included in this Current Report on Form 8-K to be filed with the Securities and Exchange Commission on September 22, 1999.



/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Boise, Idaho
September 20, 1999

                                                                    EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT


   We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-70967 and related Prospectus and Forms S-8 No. 2-80776, 33-2139, 33-7901, 33-15062, 33-43635, 33-62799, 33-59803, 333-82157 and
333-82161) of Albertson's, Inc. of our report dated March 17, 1999, with respect to the consolidated financial statements of American Stores Company, included in its Annual Report (Form 10-K) for the year ended January 30, 1999, included in the Current Report on Form 8-K dated September 22, 1999, of Albertson's, Inc., filed with the Securities and Exchange Commission.



/s/ Ernst & Young LLP

Ernst & Young LLP
Salt Lake City, Utah
September 17, 1999

                                                                      Exhibit 99


                        CONSOLIDATED FINANCIAL STATEMENTS

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

   The following consolidated financial statements give retroactive effect to the acquisition by Albertson's, Inc. of all of the equity interests of American Stores Company on June 23, 1999. This transaction has been accounted for as a pooling of interests as described in the Notes to the Consolidated Financial Statements.


Audited Consolidated Financial Statements:

Independent Auditors' Report of Deloitte & Touche LLP                        7

Independent Auditors' Report of Ernst & Young LLP                            8

Consolidated Earnings for the years ended January 28, 1999,
  January 29, 1998, and January 30, 1997                                     9

Consolidated Balance Sheets at January 28, 1999, January 29,1998,
  and January 30, 1997                                                      10

Consolidated Cash Flows for the years ended January 28, 1999,
  January 29, 1998, and January 30, 1997                                    11

Consolidated Stockholders' Equity for the years ended January 28, 1999,
  January 29, 1998, and January 30, 1997                                    12

Notes to Consolidated Financial Statements for the years ended
  January 28, 1999, January 29, 1998, and January 30, 1997                  13

Unaudited Interim Consolidated Financial Statements:

Interim Consolidated Earnings for the 13 weeks ended April 29,
  1999, and April 30, 1998                                                  41

Interim Consolidated Balance Sheets at April 29, 1999, and
  January 28, 1999                                                          42

Interim Consolidated Cash Flows for the 13 weeks ended April 29,
  1999, and April 30, 1998                                                  43

Notes to Interim Consolidated Financial Statements                          44

Management's  Discussion  and  Analysis of  Financial  Condition  and Results of
Operations:

Business Combination - American Stores Company                              49
Results of Operations - Annual Periods                                      49
Results of Operations - Quarterly Periods                                   51
Liquidity and Capital Resources                                             53
Divestitures and Merger Related Costs                                       55
Recent Accounting Standard                                                  56
Quantitative and Qualitative Disclosures about Market Risk                  56
Year 2000 Compliance                                                        57
Environmental                                                               58
Cautionary Statement for Purposes of "Safe Harbor Provisions" of
  the Private Securities Litigation Reform Act of 1995                      59

Independent Auditors' Report of Deloitte & Touche LLP

The Board of Directors and Stockholders of
Albertson's, Inc.:

We have audited the accompanying consolidated balance sheets of Albertson's, Inc. and subsidiaries (formed as a result of the consolidation of Albertson's, Inc. and American Stores Company) as of January 28, 1999, January 29, 1998, and January 30, 1997, and the related consolidated earnings, stockholders' equity, and cash flows for each of the three years in the period ended January 28, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits. The consolidated financial statements give retroactive effect to the merger of Albertson's, Inc. and American Stores Company on June 23, 1999, which has been accounted for as a pooling of interests as described in the Basis of Presentation Note to the consolidated financial statements. We did not audit the financial statements of American Stores Company which statements reflect total assets constituting approximately $8.9, $8.5 and $7.9 billion for 1998, 1997 and 1996, respectively, of the related consolidated financial statements totals, and which reflect net income constituting approximately $234, $281, and $287 million of the related consolidated financial statement totals for the years ended January 28, 1999, January 29, 1998, and January 30, 1997, respectively. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for American Stores Company for 1998, 1997 and 1996, is based solely on the report of such other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Albertson's, Inc. and subsidiaries at January 28, 1999, January 29, 1998, and January 30, 1997, and the results of their operations and their cash flows for each of the three years in the period ended January 28, 1999, in conformity with generally accepted accounting principles.



/s/ Deloitte & Touche, LLP

Deloitte & Touche LLP
Boise, Idaho
September 17, 1999

Independent Auditors' Report of Ernst & Young LLP

Shareholders and Board of Directors
American Stores Company

We have audited the accompanying consolidated balance sheets of American Stores Company and subsidiaries as of January 30, 1999, January 31, 1998 and February 1, 1997, and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the three fiscal years in the period ended January 30, 1999 (not presented herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Stores Company and subsidiaries at January 30, 1999, January 31, 1998 and February 1, 1997, and the consolidated results of their operations and their cash flows for each of the three fiscal years in the period ended January 30, 1999, in conformity with generally accepted accounting principles.



/s/  ERNST & YOUNG LLP

Ernst & Young LLP
Salt Lake City, Utah
March 17, 1999

Consolidated Earnings


                                                                     52 Weeks             52 Weeks            52 Weeks
                                                                  January 28,          January 29,         January 30,
(In thousands except per share data)                                     1999                 1998                1997
-------------------------------------------------------- --------------------- -------------------- -------------------
Sales                                                           $ 35,871,840         $ 33,828,391         $ 32,454,807
Cost of sales                                                     26,156,013           24,820,767           23,901,570
-------------------------------------------------------- --------------------- -------------------- -------------------

Gross profit                                                       9,715,827            9,007,624            8,553,237
Selling, general and administrative
  Expenses                                                         7,846,062            7,330,230            6,958,051
Merger related stock option charge                                   195,252
Impairment and restructuring                                          24,407               13,400               77,151
-------------------------------------------------------- --------------------- -------------------- -------------------
Operating profit                                                   1,650,106            1,663,994            1,518,035
Other (expenses) income:
  Interest, net                                                     (336,389)            (293,626)            (227,657)
  Shareholder related expense                                                             (33,913)
  Other, net                                                          24,583               14,113                9,021
-------------------------------------------------------- --------------------- -------------------- -------------------
Earnings before income taxes                                       1,338,300            1,350,568            1,299,399
Income taxes                                                         537,403              553,134              518,399
--------------------------------------------------------
                                                         --------------------- -------------------- -------------------
Net Earnings                                                     $   800,897          $   797,434          $   781,000
                                                         --------------------- -------------------- -------------------

Earnings Per Share:
  Basic                                                                $1.91               $1.89                 $1.79
  Diluted                                                              $1.90               $1.88                 $1.79

Weighted average common shares outstanding:
  Basic                                                              418,755             421,873               435,529
  Diluted                                                            421,672             423,491               437,100




See Notes to Consolidated Financial Statements

Consolidated Balance Sheets

                                                                       January 28,        January 29,         January 30,
(Dollars in thousands)                                                        1999               1998                1997
--------------------------------------------------------------- ------------------- ------------------ -------------------
Assets
Current Assets:
  Cash and cash equivalents                                             $   116,139        $   155,877        $   128,332
  Accounts and notes receivable                                             581,625            520,342            417,242
  Inventories                                                             3,249,179          3,042,807          2,946,609
  Prepaid expenses                                                          106,800            116,281            109,333
  Deferred income taxes                                                     132,565             66,330             52,903
--------------------------------------------------------------- ------------------- ------------------ -------------------
  Total Current Assets                                                    4,186,308          3,901,637          3,654,419
Land, Buildings and Equipment, net                                        8,543,722          7,695,907          6,786,457
Goodwill, net                                                             1,737,936          1,611,812          1,665,242
Other Assets                                                                663,301            557,249            501,920
--------------------------------------------------------------- ------------------- ------------------ -------------------
Total Assets                                                            $15,131,267        $13,766,605        $12,608,038
                                                                ------------------- ------------------ -------------------

Liabilities and Stockholders' Equity
Current Liabilities
  Accounts payable                                                      $ 2,186,505        $ 2,148,757        $ 1,771,380
  Salaries and related liabilities                                          512,165            467,127            478,180
  Taxes other than income taxes                                             168,920            180,166            152,180
  Income taxes                                                               49,634             33,050             21,399
  Self-insurance                                                            172,709            178,245            185,143
  Unearned income                                                           101,301             78,450             48,520
  Current portion of capitalized lease
    obligations                                                              18,118             18,136             17,238
  Current maturities of long-term debt                                       49,871            178,918             57,678
  Other                                                                      91,663             98,104            110,756
--------------------------------------------------------------- ------------------- ------------------ -------------------

    Total Current Liabilities                                             3,350,886          3,380,953          2,842,474
Long-Term Debt                                                            4,905,392          4,139,408          3,478,438
Capitalized Lease Obligations                                               202,171            193,169            186,460
Self-Insurance                                                              315,180            438,634            445,221
Deferred Income Taxes                                                       207,833            212,561            204,722
Other Long-Term Liabilities and Deferred Credits
                                                                            628,155            661,342            656,278
Commitments and Contingencies
Stockholders' Equity:
  Preferred stock - $1.00 par value;
    authorized - 10,000,000 shares;  designated
    - 3,000,000 shares of Series A Junior
    Participating; issued - none
  Common stock-  $1.00 par value;
    authorized -1,200,000,000  shares;
    issued - 434,557,800 shares 434,596,070 shares,
    and 439,550,542 shares, respectively                                    434,557            434,596            439,550
  Capital in excess of par                                                  579,403            384,394            323,682
  Retained earnings                                                       5,026,741          4,501,771          4,144,980
  Treasury stock - 14,554,669 shares,
    16,488,336 shares, and 5,007,989
    shares, respectively                                                   (519,051)          (580,223)          (113,767)
--------------------------------------------------------------- ------------------- ------------------ -------------------
      Total Stockholders' Equity                                          5,521,650          4,740,538          4,794,445
--------------------------------------------------------------- ------------------- ------------------ -------------------
Total Liabilities and Stockholders' Equity                              $15,131,267        $13,766,605        $12,608,038
                                                                ------------------- ------------------ -------------------


      See Notes to Consolidated Financial Statements

Consolidated Cash Flows

                                                                          52 weeks             52 Weeks            52 Weeks
                                                                       January 28,          January 29,         January 30,
(In thousands)                                                                1999                 1998                1997
-------------------------------------------------------------- -------------------- -------------------- -------------------
Cash Flows From Operating Activities:
Net earnings                                                            $  800,897         $   797,434            $ 781,000
Adjustments to reconcile net earnings to
  net cash provided by operating
  activities:
    Depreciation and amortization                                          862,699             797,664              734,786
    Merger related stock option charge                                     195,252
    Net (gain) loss on asset sales                                         (14,405)              5,598                  597
    Net deferred income taxes                                              (71,730)              4,169               19,155
    Increase in cash surrender value of
      Company-owned life insurance                                         (22,670)            (14,113)              (9,021)
    Changes in operating assets and
      liabilities, net of business
      acquisitions:
        Receivables and prepaid expenses                                   (78,917)           (104,966)             (14,674)
        Inventories                                                       (156,504)            (96,198)            (323,741)
        Accounts payable                                                     8,918             377,377             (108,912)
        Other current liabilities                                           53,845              36,652               76,418
        Self-insurance                                                    (134,968)            (13,679)             (73,601)
        Unearned income                                                    (12,295)             42,105              (10,735)
        Other long-term liabilities                                         (1,977)            (16,621)              62,270
-------------------------------------------------------------- -------------------- -------------------- -------------------
        Net cash provided by operating
          activities                                                     1,428,145           1,815,422            1,133,542
-------------------------------------------------------------- -------------------- -------------------- -------------------
Cash Flows From Investing Activities:
  Capital expenditures                                                  (1,607,849)         (1,642,166)          (1,603,096)
  Proceeds from disposals of land,
    buildings and equipment                                                161,669              70,175               78,433
  Business acquisitions, net of cash
    acquired                                                              (259,672)
  Increase in other assets                                                 (96,701)           (128,307)              (20,633)
-------------------------------------------------------------- -------------------- -------------------- -------------------
        Net cash used in investing
          activities                                                    (1,802,553)         (1,700,298)           (1,545,296)
-------------------------------------------------------------- -------------------- -------------------- -------------------
Cash Flows From Financing Activities:
  Proceeds from long-term borrowings                                       632,695             733,444               552,000
  Payments on long-term borrowings                                        (212,619)           (178,622)             (198,611)
  Net commercial paper and bank
    line activity                                                          129,934             209,592               318,989
  Proceeds from stock options exercised                                     66,429              50,336                28,571
  Cash dividends paid                                                     (263,427)           (253,303)             (239,411)
  Treasury stock purchases and
    retirements                                                            (18,342)           (744,941)              (92,987)
  Issuance of common stock                                                                      95,915
-------------------------------------------------------------- -------------------- -------------------- -------------------
        Net cash provided by (used in)
          financing activities                                             334,670             (87,579)              368,551
-------------------------------------------------------------- -------------------- -------------------- -------------------
Net (Decrease) Increase in Cash and Cash
  Equivalents                                                              (39,738)             27,545               (43,203)
Cash and Cash Equivalents at Beginning
  of Year                                                                  155,877             128,332               171,535
-------------------------------------------------------------- -------------------- -------------------- -------------------
Cash and Cash Equivalents at End of Year                                $  116,139         $   155,877             $ 128,332
                                                               -------------------- -------------------- -------------------


      See Notes to Consolidated Financial Statements

   Consolidated Stockholders' Equity

                                                Common Stock    Capital In
                                                   $1.00 Par     Excess of
  (Dollars in thousands)                               Value     Par Value  Retained Earnings  Treasury Stock
                                                                                                                         Total
  -------------------------------------------- ------------- -------------- ------------------ --------------- ----------------
  Balance at February 1, 1996, as previously
  reported                                        $ 251,919       $  3,269       $ 1,697,335                   $ 1,952,523
  Adjustment for pooling of
    interests                                       188,860        306,147         1,954,874       $(83,385)     2,366,496
  -------------------------------------------- ------------- -------------- ------------------ --------------- ----------------
  Balance at February 1, 1996, as restated
                                                    440,779        309,416         3,652,209        (83,385)     4,319,019
  Net earnings                                                                       781,000                       781,000
  Issuance of 710,217 shares
    of stock for stock options,
    awards and Employee Stock
    Purchase Plan (ESPP)                                             7,891                            7,497         15,388
  Exercise of stock options                             351          2,977                                           3,328
  Tax benefits related to
    stock options                                                    4,109                               (3)         4,106
  Stock purchase incentive plan                                      8,856                                           8,856
  Treasury stock purchases and
    retirements                                      (1,580)        (9,567)           (43,964)      (37,876)       (92,987)
  Dividends                                                                          (244,265)                    (244,265)
  -------------------------------------------- ------------- -------------- ------------------ --------------- ----------------
  Balance at January 30, 1997                       439,550        323,682          4,144,980      (113,767)     4,794,445
  Net earnings                                                                        797,434                      797,434
  Issuance of 1,041,010 shares
    of stock for stock options,
    awards and Employee Stock
    Purchase Plan (ESPP)                                             5,983                           24,704         30,687
  Exercise of stock options                             414          3,186                                           3,600
  Tax benefits related to
    stock options                                                    3,974                                           3,974
  Stock purchase incentive plan                                     10,425                                          10,425
  Treasury stock purchases and
    retirements                                      (5,368)        (2,981)          (185,625)     (550,967)      (744,941)
  Shares related to directors'
    stock compensation plan -
    121,590 shares                                                   3,931                               86          4,017
  Stock issuance - 2,912,094 shares                                 36,194                           59,721         95,915
  Dividends                                                                          (255,018)                    (255,018)
  -------------------------------------------- ------------- -------------- ------------------ --------------- ----------------
  Balance at January 29, 1998                       434,596        384,394          4,501,771      (580,223)     4,740,538
  Net earnings                                                                        800,897                      800,897
  Issuance of 1,989,505 shares
    of stock for stock options,
    awards and Employee Stock
    Purchase Plan (ESPP)                                           (11,367)                          62,816         51,449
  Merger related stock option
    charge                                                         195,252                                         195,252
  Exercise of stock options                             310          2,537                                           2,847
  Tax benefits related to
    stock options                                                   10,174                                          10,174
  Treasury stock purchases and
    retirements                                        (349)        (6,119)           (10,050)       (1,824)       (18,342)
  Stock purchase incentive plan                                      1,358                                           1,358
  Shares related to directors'
    stock compensation plan -
    12,633 shares                                                    3,174                              180          3,354
  Dividends                                                                          (265,877)                    (265,877)
  -------------------------------------------- ------------- -------------- ------------------ --------------- ----------------
  Balance at January 28, 1999                     $ 434,557      $ 579,403        $ 5,026,741     $(519,051)   $ 5,521,650
                                               ------------- -------------- ------------------ --------------- ----------------


      See Notes to Consolidated Financial Statements

      Notes to Consolidated Financial Statements
      (Dollars in thousands except per share amounts)

                              Business Combination

         On August 2, 1998, Albertson's Inc. ("Albertson's" or the "Company") and American Stores Company ("ASC") entered into a definitive merger agreement ("Merger Agreement") whereby Albertson's would acquire ASC by exchanging 0.63 share of Albertson's common stock for each outstanding share of ASC common stock, with cash being paid in lieu of fractional shares (the "Merger") and ASC would be merged into a wholly-owned subsidiary of Albertson's. In addition, outstanding rights to receive ASC common stock under ASC stock option plans would be converted into rights to receive equivalent Albertson's common stock.
         The Merger was consummated on June 23, 1999, with the issuance of approximately 177 million shares of Albertson's common stock. The Merger constituted a tax-free reorganization and has been accounted for as a pooling of interests for accounting and financial reporting purposes.

                              Basis of Presentation

         On September 9, 1999, the Company reported its results of operations for the second quarter ("Second Quarter Report"). The Second Quarter Report contained the consolidated results of operations of the Company and its subsidiaries (including ASC) for the 13 and 26 week periods ended July 29, 1999. The pooling of interests method of accounting is intended to present as a single interest, two or more common stockholder's interests that were previously independent; accordingly, these consolidated financial statements restate the historical financial statements as though the companies had always been combined. The historical financial statements of the separate companies have been adjusted in preparing the restated consolidated financial statements to conform the accounting policies and financial statement presentations.

                                   The Company

         The Company is incorporated under the laws of the State of Delaware and is the successor to a business founded by J. A. Albertson in 1939. Based on sales, the Company is one of the largest retail food-drug chains in the United States.
         As of January 28, 1999, the Company operated 2,563 stores in
     38 Western, Midwestern, Eastern and Southern states. Retail operations are supported by 21 Company distribution operations, strategically located in the Company's operating markets.

                   Summary of Significant Accounting Policies

         Fiscal Year End The Company's fiscal year is generally 52 weeks and periodically consists of 53 weeks because the fiscal year ends on the Thursday nearest to January 31 each year (the Saturday nearest to January 31 for ASC). Unless the context otherwise indicates, reference to a fiscal year of the Company refers to the calendar year in which such fiscal year commences.
         Consolidation The consolidated financial statements include the results of operations, account balances and cash flows of the Company and its subsidiaries. All material intercompany balances have been eliminated.
         Cash and Cash Equivalents The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents. Investments, which consist of government-backed money market funds and repurchase agreements backed by government securities, are recorded at cost which approximates market value.

         Inventories The Company values inventories at the lower of cost or market. Cost of substantially all inventories is determined on a last-in, first-out (LIFO) basis.
         Capitalization,  Depreciation  and  Amortization  Land,  buildings  and equipment are recorded at cost. Depreciation is provided on the straight-line method over the estimated useful life of the asset. Estimated useful lives are generally as follows: buildings and improvements--10 to 35 years; fixtures and equipment--3 to 10 years; leasehold improvements--10 to 25 years; and capitalized leases--20 to 30 years. Long-lived assets are reviewed for impairment whenever events or changes in business circumstances indicate the carrying value of the assets may not be recoverable.
         The costs of major remodeling and improvements on leased stores are capitalized as leasehold improvements. Leasehold improvements are amortized on the straight-line method over the shorter of the life of the applicable lease or the useful life of the asset. Capital leases are recorded at the lower of the fair market value of the asset or the present value of future minimum lease payments. These leases are amortized on the straight-line method over their primary term.
         Beneficial lease rights and lease liabilities are recorded on purchased leases based on differences between contractual rents under the respective lease agreements and prevailing market rents at the date of the acquisition of the lease. Beneficial lease rights are amortized over the lease term using the straight-line method. Lease liabilities are amortized over the lease term using the interest method.
         Upon disposal of fixed assets, the appropriate property accounts are reduced by the related costs and accumulated depreciation and amortization. The resulting gains and losses are reflected in consolidated earnings.
         Goodwill Goodwill resulting from business acquisitions represents the excess of cost over fair value of net assets acquired and is being amortized over 40 years using the straight-line method. Goodwill is principally from the acquisition of Lucky Stores, Inc. in 1988. Accumulated amortization amounted to $581 million, $525 million and $471 million in 1998, 1997 and 1996, respectively. Periodically, the Company re-evaluates goodwill and other intangibles based on undiscounted operating cash flows whenever significant events or changes occur which might impair recovery of recorded asset costs.
         Self-Insurance The Company is primarily self-insured for property loss, workers' compensation and general liability costs. For ASC, beginning in fiscal 1998, insurance was purchased for claims for workers compensation, general liability and automotive liability. Self-insurance liabilities are based on claims filed and estimates for claims incurred but not reported. These liabilities are not discounted.
         Unearned Income Unearned income consists primarily of buying and promotional allowances received from vendors in connection with the Company's buying and merchandising activities. These funds are recognized as revenue when earned by purchasing specified amounts of product, promoting certain products or passage of time.
         Store Opening and Closing Costs Noncapital expenditures incurred in opening new stores or remodeling existing stores are expensed in the year in which they are incurred. When a store is closed, the remaining investment in land, buildings and equipment, net of expected recovery value, is expensed. For properties under operating lease agreements, the present value cost of any remaining liability under the lease, net of expected sublease recovery, is also expensed.

         Advertising Advertising costs incurred to produce media advertising for major new campaigns are expensed in the year in which the advertising first takes place. Other advertising costs are expensed when incurred. Cooperative advertising income from vendors is recorded in the period in which the related expense is incurred. Gross advertising expenses of $518.3 million, $496.6 million and $472.1 million, excluding cooperative advertising income from vendors, were included with cost of sales in the Company's Consolidated Earnings for 1998, 1997 and 1996, respectively.
         Stock Options Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. Accordingly, compensation cost of stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the option exercise price and is charged to operations over the vesting period. Income tax benefits attributable to stock options exercised are credited to capital in excess of par value.
         Company-owned Life Insurance The Company has purchased life insurance policies to cover its obligations under certain deferred compensation plans for officers and directors. Cash surrender values of these policies are adjusted for fluctuations in the market value of underlying investments. The cash surrender value is adjusted each reporting period and any gain or loss is included with other income (expense) in the Company's Consolidated Earnings Statement.
         Income Taxes The Company provides for deferred income taxes resulting from temporary differences in reporting certain income and expense items for income tax and financial accounting purposes. The major temporary differences and their net effect are shown in the "Income Taxes" note. Amortization of goodwill is generally not deductible for purposes of calculating income tax provisions.
         Earnings Per Share Basic EPS is computed by dividing consolidated net earnings by the weighted average number of common shares outstanding. Diluted EPS is computed by dividing consolidated net earnings by the sum of the weighted average number of common shares outstanding and the weighted average number of potential common shares outstanding. Potential common shares consist solely of outstanding options under the Company's stock option plans. There were no outstanding options excluded from the computation of potential common shares (option price exceeded the average market price during the period) in 1998. Outstanding options excluded in 1997 and 1996 amounted to 4,260,500 shares and 24,000 shares, respectively. For purposes of the EPS calculation, all shares and potential common shares of ASC were converted at the 0.63 to 1 exchange ratio. In connection with the Merger, certain options of ASC were exchanged for shares of Albertson's based on the fair value of the options, including contractual rights.
         Reclassifications and Conformity Adjustments Certain reclassifications and adjustments have been made to the historical financial statements of Albertson's and ASC for conformity purposes.
         Use of Estimates The preparation of the Company's consolidated financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

                  Restructuring, Impairment and Store Closures

         In 1998 the Company recorded a charge to earnings of $24.4 million before taxes related to management's decision to close 16 underperforming stores in 8 states. The charge included impaired real estate and equipment, as well as the present value of remaining liabilities under leases, net of expected sublease recoveries. As of January 28, 1999, substantially all of these stores have been closed and management believes the remaining reserves are adequate.
         In 1997, the Company recorded special charges aggregating approximately $13.4 million before taxes related to the sale of a division of the Company's communications subsidiary.
         In 1996 the Company recorded special charges aggregating approximately $100.0 million before taxes related primarily to its re-engineering initiatives. The special charges are included in cost of sales ($10.0 million), selling, general and administrative expense ($12.9 million) and impairment and restructuring ($77.1 million). The components of the charge include: warehouse consolidation costs, administrative office consolidation costs, asset impairment costs, closed store costs and other miscellaneous charges.
         The remaining reserve as of the 1998 fiscal year end of $14.9 million, relates primarily to the remaining lease commitments for the ASC administrative office consolidation costs.

                       Supplemental Cash Flow Information

          Selected cash payments and noncash activities were as follows:


                                                                                  1998           1997           1996
      ------------------------------------------------------------------ -------------- -------------- --------------
      Cash payments for income taxes                                         $ 588,893      $ 547,361      $ 515,390
      Cash payments for interest, net of amounts
        capitalized                                                            331,210        270,227        220,084
      Noncash investing and financing activities:
        Tax benefits related to stock options                                   10,174          3,974          4,109
        Fair market value of stock exchanged for
          option price                                                           1,460          2,021            768
        Fair market value of stock exchanged for tax
          withholdings                                                           1,796          1,606            202
        Capitalized lease obligations incurred                                  24,857         26,885         12,005
        Capitalized lease obligations terminated                                 5,509          1,632          3,240
        Liabilities assumed in connection with asset
          acquisitions                                                           1,840            150            692
        Acquisition note                                                         8,000


                              Business Acquisitions

         During 1998, the Company acquired 64 stores in three separate stock purchase acquisitions and 15 stores in an asset acquisition transaction. In connection with one of the stock purchase acquisitions, the Company agreed with the Federal Trade Commission to divest nine of the acquired stores and six previously owned stores. These four acquisition transactions had a combined purchase price of $302 million.

         The above acquisitions were accounted for using the purchase method of accounting. The results of operations of the acquired businesses have been included in the consolidated financial statements from their date of acquisition. Pro forma results of operations have not been presented due to the immaterial effects of these acquisitions on the Company's consolidated operations. For these acquisitions, the excess of the purchase price over the fair market value of net assets acquired, of $151 million, was allocated to goodwill which is being amortized over 40 years. The Company has not finalized its purchase price allocation relative to all of the acquisitions; however, the final purchase price allocations should not differ significantly from the preliminary purchase price allocations recorded as of January 28, 1999.
         The Company also acquired individual or small groups of stores in isolated transactions.

                          Accounts and Notes Receivable

          Accounts and notes receivable consist of the following:


                                                                  January 28,         January 29,        January 30,
                                                                         1999                1998               1997
      ------------------------------------------------------ ------------------ ------------------ ------------------

      Trade and other accounts receivable                           $ 598,106           $ 532,791          $ 428,813
      Current portion of notes receivable                               2,688               2,367              2,178
      Allowance for doubtful accounts                                 (19,169)            (14,816)           (13,749)
      ------------------------------------------------------ ------------------ ------------------ ------------------

                                                                    $ 581,625           $ 520,342          $ 417,242
                                                             ------------------ ------------------ ------------------


                                   Inventories

         Approximately 95% of the Company's inventories are valued using the last-in, first-out (LIFO) method. If the first-in, first-out (FIFO) method had been used, inventories would have been $584.6 million, $569.0 million and $557.3 million higher at the end of 1998, 1997 and 1996, respectively. Net earnings (basic and diluted earnings per share) would have been higher by $9.8 million ($0.02) in 1998, $7.2 million ($0.02) in 1997 and $16.2 million ($0.04) in 1996. The replacement cost of inventories valued at LIFO approximates FIFO cost.

                          Land, Buildings and Equipment

          Land, buildings and equipment consist of the following:


                                                              January 28,         January 29,          January 30,
                                                                     1999                1998                 1997
      --------------------------------------------- ---------------------- ------------------- --------------------
      Land                                                    $ 1,877,967         $ 1,652,213          $ 1,434,934
      Buildings                                                 4,747,711           4,212,899            3,603,728
      Fixtures and equipment                                    5,044,127           4,640,263            4,212,916
      Leasehold improvements                                    1,297,922           1,166,003            1,078,032
      Capitalized leases                                          350,025             371,076              363,829
      --------------------------------------------- ---------------------- ------------------- --------------------

                                                               13,317,752          12,042,454           10,693,439
      Accumulated depreciation and
        Amortization                                           (4,774,030)         (4,346,547)          (3,906,982)
      --------------------------------------------- ---------------------- ------------------- --------------------

                                                              $ 8,543,722         $ 7,695,907          $ 6,786,457
                                                    ---------------------- ------------------- --------------------

                                  Indebtedness

Long-term debt consists of the following (borrowings are unsecured unless indicated):

                                                                     January 28,         January 29,          January 30,
                                                                            1999                1998                 1997
------------------------------------------------------------ -------------------- ------------------- --------------------
Albertson's, Inc.
  Commercial paper                                                  $    326,425   $   283,304               $   328,996
  Bank Line                                                              173,834
  Medium-term notes issued in
    1998, average interest rate of
    6.46%, due 2013 through 2028                                         317,000
  Medium-term notes issued in 1997,
    average interest rates of 6.81%
    and 6.81%, respectively, due 2007
    through 2027                                                         200,000             200,000
  7.75% debentures due June 2026                                         200,000             200,000             200,000
  6.375% notes due June 2000                                             200,000             200,000             200,000
  Medium-term notes issued in 1993,
    average interest rates of 6.14%,
    5.92% and 5.92%                                                       89,650             175,075             175,075
  Industrial revenue bonds, average
    interest rates of 6.0%, 5.96% and                                     13,515              14,230              14,860
    5.96%
  Secured mortgage note and other
    notes payable                                                         13,999               3,552               3,748

American Stores Company, Inc.
  7.5% Debentures due 2037                                               200,000             200,000
  8.0% Debentures due 2026                                               350,000             350,000             350,000
  7.9% Debentures due 2017                                               100,000             100,000
  7.4% Notes due 2005                                                    200,000             200,000             200,000
  Medium Term Notes--fixed interest
    rates due 1999 through 2028--
    average interest rates 7.3%, 7.9%
    and 7.9%, respectively                                               295,000             200,000             250,000
  9-1/8% Notes due 2002                                                  249,461             249,320             249,191
  Revolving credit  facilities--
    variable interest rates,  effectively due 2002
    average interest rates 5.8%, 5.9% and
    5.7%, respectively                                                   325,000             512,000             957,000
  Lines of credit and commercial
    paper-- variable interest rates,
    effectively due 2002--average
    interest rates 5.7%, 5.9% and 5.6%,
    respectively                                                       1,218,966             945,899             183,000
  Notes due 2004--average interest
    rate 6.3%                                                            200,000             200,000
  Other bank borrowings--due 2000--
    average interest rates 6.6%, 6.6%
    and 6.6%, respectively                                                75,000              75,000              75,000
  9.8% note                                                                                                      160,000
  10.6% note, due in 2004                                                 93,337             108,893             108,893
  Other--due through 2001                                                 50,343              31,505               2,988
  Debt Secured by Real Estate--
    fixed interest  rates--due through
    2014 average interest rates 13.4%,
    13.4% and 13.3%, respectively                                         63,733              69,548              77,365
------------------------------------------------------------ -------------------- ------------------- --------------------
                                                                       4,955,263           4,318,326           3,536,116
Current maturities                                                       (49,871)           (178,918)            (57,678)
------------------------------------------------------------ -------------------- ------------------- --------------------
                                                                     $ 4,905,392         $ 4,139,408         $ 3,478,438
                                                             -------------------- ------------------- --------------------

Albertson's Debt
   The Company has in place a $600 million commercial paper program. Interest rates on the outstanding commercial paper borrowings as of January 28, 1999, ranged from 4.82% to 4.93% with an effective weighted average rate of 4.86%. As of January 28, 1999, Albertson's had outstanding borrowings under bank lines of credit of approximately $174 million. Interest on these borrowings ranged from 5.38% to 5.41% with an effective weighted average rate of 5.40%. Albertson's has established the necessary credit facilities, through its revolving credit agreement, to refinance the commercial paper and bank line borrowings on a long-term basis. These borrowings have been classified as noncurrent because it is the Company's intent to refinance these obligations on a long-term basis.
   During 1998 the Company issued a total of $317 million in medium-term notes under a $500 million shelf registration statement filed with the Securities and Exchange Commission (SEC) in December 1997. Medium-term notes of $84 million issued in February 1998 mature at various dates between February 2013 and February 2028, with interest paid semiannually at rates ranging from 6.34% to 6.57%. Medium-term notes of $77 million issued in April 1998 mature in April 2028, with interest paid semiannually at rates ranging from 6.10% to 6.53%. Medium-term notes of $156 million issued in June 1998 mature in June 2028, with interest paid semiannually at a rate of 6.63%.
   In July 1997 the Company issued $200 million of medium-term notes under a shelf registration statement filed with the SEC in May 1996. The notes mature at various dates between July 2007 and July 2027. Interest is paid semiannually at rates ranging from 6.56% to 7.15%.
   In June 1996 the Company issued $200 million of 7.75% debentures under a shelf registration statement filed with the SEC in May 1996. Interest is paid semiannually.
   In June 1995 the Company issued $200 million of 6.375% notes under a shelf registration statement filed with the SEC in 1992.
Interest is paid semiannually.
     The medium-term notes issued in 1993 mature in March 2000. Interest is paid semiannually at rates ranging from 6.03% to 6.28%. The industrial revenue bonds are payable in varying annual installments through 2011, with interest paid semiannually at rates ranging from 4.60% to 6.95%.
   The Company has pledged real estate with a cost of $10.8 million as collateral for a mortgage note which is payable semiannually, including interest at a rate of 16.5%. The note matures from 1999 to 2013.
   Medium-term notes of $30 million due July 2027 contain a put option which would require the Company to repay the notes in July 2007 if the holder of the note so elects by giving the Company a 60-day notice. Medium-term notes of $50 million due April 2028 contain a put option which would require the Company to repay the notes in April 2008 if the holder of the note so elects by giving the Company a 60-day notice.
   The Company has in place a revolving credit agreement with several banks, whereby it may borrow principal amounts up to $600 million at varying interest rates any time prior to December 17, 2001. The agreement contains certain covenants, the most restrictive of which requires the Company to maintain consolidated tangible net worth, as defined, of at least $750 million.
   In addition to amounts available under the revolving credit agreement, the Company had lines of credit from banks at prevailing interest rates for $635 million at January 28, 1999, (of which approximately $174 million was outstanding). The cash balances maintained at these banks are not legally restricted. There were no amounts outstanding under the Company's lines of credit as of January 29, 1998, or January 30, 1997.

   On March 30, 1999, the Company entered into a revolving credit agreement with a syndicate of banks, whereby it may borrow principal amounts up to $1.5 billion at varying interest rates any time prior to March 28, 2000, (expiration date). At the expiration of the credit agreement and upon due notice, the Company may extend the term for an additional 364-day period if lenders holding at least 75% of commitments agree. The agreement also contains an option which would allow the Company, upon due notice, to convert any outstanding amounts at the expiration date to term loans. The agreement contains certain covenants, the most restrictive of which requires the Company to maintain consolidated tangible net worth, as defined, of at least $2.1 billion.
   The Company filed a shelf registration statement with the SEC, which became effective in February 1999, to authorize the issuance of up to $2.5 billion in debt securities. The remaining authorization of $183 million under the 1997 shelf registration statement was rolled into the 1999 shelf registration statement. The Company intends to use the net proceeds of any securities sold pursuant to the 1999 shelf registration statement for retirement of debt and general corporate purposes.

   ASC Debt
   The $200 million 7.5% debentures due 2037 contain a put option which will require the Company to repay the note in 2009 if the holder of the notes so elects by giving the Company a 60-day notice.
   ASC has a $1.0 billion universal shelf registration statement of which $500 million has been designated for ASC's Series B Medium Term Note Program. On March 19, 1998, ASC issued $45 million of 6.5% notes due March 20, 2008, under the outstanding Series B Medium Term Note Program. On March 30, 1998, ASC issued an additional $100 million of 7.1% notes due March 20, 2028, under the same program. Proceeds were used to refinance short-term debt and for general corporate purposes. At year-end 1998, ASC had $855 million available under the universal shelf registration statement.
   ASC has a $1.0 billion commercial paper program supported by a $1.5 billion revolving credit facility, and $230 million of uncommitted bank lines, which are used for overnight and short-term bank borrowings. On September 22, 1998, ASC entered into a $300 million revolving credit agreement with five financial institutions which also supports the commercial paper program. Interest rates for borrowings under the agreement are established at the time of borrowing through three different pricing options. Both revolving credit facilities terminated on the date of consummation of the Merger. At year-end 1998, ASC had $325 million of debt outstanding under the $1.5 billion credit facility, $993 million outstanding under the commercial paper program, and $226 million outstanding under uncommitted bank lines, leaving unused committed borrowing capacity of $256 million.
   During 1997 ASC entered into a $300 million five-year LIBOR basket swap. The agreement diversifies the indices used to determine the interest rate on a portion of ASC's variable rate debt by providing for payments based on foreign LIBOR indices which are reset every three months and also provides for a maximum interest rate of 8.0%. The Company recognized no income or expense in 1998 related to this swap. As of year-end 1998, the estimated fair value of the agreement based on market quotes was a loss of $5.3 million.
   On December 15, 1997, a $100 million treasury rate lock agreement was entered into for the purpose of hedging the interest rate on a portion of the debt ASC issued in 1998 under a universal shelf registration statement. In March 1998 the treasury lock agreement was terminated in connection with the issuance of $100 million of notes under a registration statement. The Company realized a net loss of $1.0 million, which is being amortized over the term of the debt as an addition to interest expense.

   Interest
   Net interest expense was as follows:

                                                                1998                     1998                   1996
------------------------------------------------- ------------------------ --------------------- -------------------
Debt                                                       $ 318,207                $ 288,072             $ 216,412
Capitalized leases                                            23,386                   22,286                20,945
Capitalized interest                                         (15,342)                 (24,931)              (16,945)
------------------------------------------------- ------------------------ --------------------- -------------------

Interest expense                                             326,251                  285,427               220,412
Net bank service charges                                      10,138                    8,199                 7,245
------------------------------------------------- ------------------------ --------------------- -------------------

                                                           $ 336,389                $ 293,626             $ 227,657
                                                  ------------------------ --------------------- -------------------

   The scheduled aggregate maturities of long-term debt outstanding at January 28, 1999, are summarized as follows: $49.9 million in 1999, $460.0 million in 2000, $537.1 million in 2001, $1,834.4 million in 2002, $119.8 million in 2003 and $1,954.1 million thereafter.


   Subsequent Debt Consolidation
   Following the Merger the Company has consolidated several of the commercial paper, bank lines and other financing arrangements. The consolidation of debt included the repayment of outstanding amounts under ASC's revolving credit facilities and other debt containing change of control provisions and the tender for, or open market purchases of, certain higher coupon debt. As a result, the following debt was extinguished (in millions):


                                                                                                         Amount
Debt Description                                    Reason for Repayment                           Extinguished
--------------------------------------------------- --------------------------------- --------------------------
Revolving Credit Facility                           Change of control                                   $ 500.0
Bank borrowing due 2000                             Change of control                                      75.0
10.6% Note due in 2004                              Change of control                                      93.4
9.125% Notes due 2002                               Tender offer                                          170.1
8.0% Debentures due 2026                            Open market purchases                                  78.3
7.9% Debentures due 2017                            Open market purchases                                   4.5



   In July 1999 the Company issued $500 million of floating rate notes. The notes are due July 2000 and bear interest based on LIBOR commercial paper rates that reset monthly. As of July 29, 1999, the interest rate was 5.16% on the outstanding notes. These notes were issued under the Company's commercial paper program.
   In July 1999 the Company issued $1.3 billion of term notes under a shelf registration statement filed with the Securities and Exchange Commission in February 1999. The notes are comprised of: $300 million of principal bearing interest at 6.55% due August 1, 2004; $350 million of principal bearing interest at 6.95% due August 1, 2009; and $650 million of principal bearing interest at 7.45% due August 1, 2029. Interest is paid semiannually. Proceeds were used primarily to repay borrowings under the Company's commercial paper program. Additional securities up to $1.2 billion remain available for issuance under the Company's 1999 registration statement.
   On May 14, 1999, ASC terminated its $300 million LIBOR basket swap at a cost of $0.8 million. The five-year swap agreement had been entered into in 1997 and diversified the indices used to determine the interest rate on a portion of the Company's variable rate debt by providing for payments based on foreign LIBOR indices which were reset every three months. The fair value of the agreement based on market quotes at fiscal year-end 1998 was a loss of $5.3 million.

   In July 1999 the Company negotiated an amendment to a $200 million term loan agreement between ASC and a group of commercial banks. The original agreement contained a change of control provision. The amended agreement has revised representations, warranties and covenants which substantially mirror the Company's $1.5 billion revolving credit agreement as well as a guarantee by Albertson's, Inc. The amended fixed rate loans carry interest based upon a pricing schedule (which averages 6.75%) dependent upon the Companys long-term debt rating, and mature July 3, 2004.

                                  Capital Stock

   On December 2, 1996, the Board of Directors adopted a stockholder rights plan, which was amended on August 2, 1998, and March 16, 1999, under which all stockholders receive one right for each share of common stock held. Each right will entitle the holder to purchase, under certain circumstances, one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $1.00 per share, of the Company (the "preferred stock") at a price of $160. Subject to certain exceptions, the rights will become exercisable for shares of preferred stock 10 business days (or such later date as may be determined by the Board of Directors) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of the outstanding shares of common stock.
   Under the plan, subject to certain exceptions, if any person or group as defined by the plan, becomes the beneficial owner of 15% or more of the outstanding common stock or takes certain other actions, each right will then entitle its holder as defined by the plan, other than such person or group, upon payment of the $160 exercise price, to purchase common stock (or, in certain circumstances, cash, property or other securities of the Company) with a value equal to twice the exercise price. The rights may be redeemed by the Board of Directors at a price of $0.001 per right under certain circumstances. The rights, which do not vote and are not entitled to dividends, will expire at the close of business on March 21, 2007, unless earlier redeemed or extended by the Board of Directors of the Company. In connection with the Merger, no person or group became the beneficial owner of 15% or more of the common stock.
   On March 18, 1998, ASC's Preferred Share Purchase Rights issued pursuant to a rights agreement dated March 18, 1988, expired in accordance with their terms without renewal or extension.
   Since 1987, the Board of Directors of Albertson's has continuously adopted or renewed programs under which the Company is authorized, but not required, to purchase and retire shares of its common stock. The program adopted by the Board of Directors on March 2, 1998, authorized the Company to purchase and retire up to 5 million shares through March 31, 1999. On August 2, 1998, the Board of Directors rescinded the remaining authorization in connection with the Merger. The Company has purchased and retired an equivalent of 22.3 million shares of its common stock for $500 million under these programs, at an average price of $22.40 per share.
   On April 8, 1997, ASC (i) repurchased 15.4 million equivalent common shares from its former chairman, certain of his family members and charitable trusts (the Selling Stockholders) for an aggregate price of $550 million and (ii) sold
2.9 million equivalent common shares for net proceeds of $95.9 million pursuant to the exercise of an over-allotment option by the underwriters in connection with a public offering of shares by the Selling Stockholders.
   In June 1996 ASC authorized a stock repurchase program (not including the repurchase of shares from the Selling Stockholders). During 1996, 0.1 million equivalent shares of common stock were repurchased. There were no repurchases of common stock under the ASC repurchase program during 1998 and 1997. On August 2, 1998, ASC terminated its stock repurchase program.

                                  Income Taxes

   Deferred tax assets and liabilities consist of the following:

                                                         January 28,         January 29,          January 30,
                                                               1999                1998                 1997
-------------------------------------------------------- ------------------- -------------------- -------------------
Deferred tax assets (no valuation     allowances
considered necessary):
  Basis in fixed assets                                  $   75,948          $   78,313           $   78,803
  Self-insurance reserves                                   199,282             234,311              276,049
  Compensation and benefits                                 203,939             100,033              100,237
  Income unearned for financial
    reporting purposes                                       30,742              29,136               30,741
  Other, net                                                126,560             120,986              115,913
-------------------------------------------------------- ------------------- -------------------- -------------------
    Total deferred tax assets                               636,471             562,779              601,743
-------------------------------------------------------- ------------------- -------------------- -------------------

Deferred tax liabilities:
  Basis in fixed assets and
    capitalized leases                                     (563,570)           (541,128)            (575,353)
  Inventory valuation                                       (94,340)            (96,852)             (92,759)
  Compensation and benefits                                 (29,928)            (30,063)             (44,163)
  Other, net                                                (23,901)            (40,967)             (41,287)
-------------------------------------------------------- ------------------- -------------------- -------------------
    Total deferred tax liabilities                         (711,739)           (709,010)            (753,562)
-------------------------------------------------------- ------------------- -------------------- -------------------

Net deferred tax liability                               $  (75,268)         $ (146,231)          $ (151,819)
                                                         ------------------- -------------------- -------------------


   As a result of an acquisition that occurred during 1998, the Company has succeeded to federal and state net operating loss carryforwards of $21.6 million and $13.9 million, respectively, that will expire in various years through 2010. Based on management's assessment, it is more likely than not that all of the deferred tax assets associated with the net operating loss carryforwards will be realized; therefore, no valuation allowance is considered necessary.

   Income tax expense on continuing operations consists of the following:

                                                               1998                  1997                      1996
---------------------------------------------- --------------------- --------------------- -------------------------
Current
  Federal                                                 $ 536,678             $ 487,729                 $ 435,146
  State                                                      72,455                61,236                    64,098
---------------------------------------------- --------------------- --------------------- -------------------------
                                                            609,133               548,965                   499,244
---------------------------------------------- --------------------- --------------------- -------------------------

Deferred:
  Federal                                                    (63,047)               3,705                    16,060
  State                                                       (8,683)                 464                     3,095
---------------------------------------------- --------------------- --------------------- -------------------------
                                                             (71,730)               4,169                    19,155
----------------------------------------------
                                               --------------------- --------------------- -------------------------
                                                          $ 537,403             $ 553,134                 $ 518,399
                                               --------------------- --------------------- -------------------------


   The reconciliations between the federal statutory tax rate and the Company's effective tax rates are as follows:

                                          1998      Percent           1997         Percent           1996      Percent
-------------------------------- -------------- ------------ -------------- --------------- -------------- ------------
Taxes computed at
  statutory rate                 $ 468,406             35.0      $ 472,699            35.0      $ 454,789         35.0
State income taxes net of
    federal income tax benefit      50,804              3.8         49,925             3.7         52,385          4.0
Expenses for repurchase of major
    shareholder's common stock                                      11,959             0.9
Goodwill amortization               23,450              1.8         21,169             1.5         21,246          1.6
Merger related stock
  option charge                     14,500              1.1
Tax credits                         (1,370)            (0.1)          (665)                          (408)
Other                              (18,387)            (1.4)        (1,953)           (0.1)        (9,613)        (0.7)
-------------------------------- -------------- ------------ -------------- --------------- -------------- ------------
                                 $ 537,403             40.2      $ 553,134            41.0      $ 518,399         39.9
                                 -------------- ------------ -------------- --------------- -------------- ------------


                         Stock Options and Stock Awards

   The Company's stock option plans (Plans) provide for the grant of options to purchase shares of common stock. At January 28, 1999, Albertson's had two stock option plans in effect under which grants could be made with respect to 10,400,000 shares of the Company's common stock. Under these plans, approved by the stockholders in 1995, options may be granted to officers and key employees, and to directors, respectively, to purchase the Company's common stock. During 1998 the stockholders approved Albertson's, Inc., Amended and Restated 1995 Stock-Based Incentive Plan. The amendment increased the number of shares available for issuance from 10 million to 30 million shares effective at the consummation of the Merger. ASC also had stock option and stock awards plans that provide for the grant of options to purchase shares of ASC common stock and the issuance of ASC restricted stock awards. Generally, options are granted with an exercise price at not less than 100% of the closing market price on the date of the grant. The Company's options generally become exercisable in installments of 20% per year on each of the fifth through ninth anniversaries of the grant date (the first through fifth anniversaries for future grants) and have a maximum term of 10 years. In connection with the Merger, all outstanding Albertson's and ASC options became exercisable in accordance with the change of control provisions included in the stock option plans and all outstanding ASC options were converted into a right to acquire an equivalent number of Company shares. No further options will be granted under the ASC plans. Additionally, all restrictions lapsed with respect to all outstanding stock awards under the ASC stock award plans.

   Variable Accounting Treatment for Option Plans
   Stock options and certain shares of restricted stock granted under ASC's stock option and stock award plans automatically vest upon a change of control, which is defined in plans adopted prior to June 1997 (Pre-1997 ASC Plans) as stockholder approval of the Merger or, for options granted under the Company's 1997 Stock Option and Stock Award Plan and the 1997 Stock Plan for Non-Employee Directors (1997 Plans), upon the later of stockholder approval or regulatory approval of the Merger. In addition to the conversion of ASC options into rights to acquire shares of Company Common Stock, option holders had the right (limited stock appreciation right or LSAR), during an exercise period of up to 60 days after the occurrence of a change of control (but prior to consummation of the Merger), to elect to surrender all or part of their options in exchange for shares of Albertson's Common Stock having a value equal to the excess of the change of control price over the exercise price (which shares were deliverable upon the Merger). The change of control price is defined as the higher of (i) the highest reported sales price during the 60-day period ending prior to the respective dates of the "change of control", or (ii) the price paid to stockholders in the Merger, subject to adjustment in both cases if the exercise period is less than 60 days.
   Approval of the Merger Agreement on November 12, 1998, by ASC's stockholders accelerated the vesting of 6.4 million equivalent stock options granted under Pre-1997 ASC Plans (approximately 60% of ASC's outstanding stock options) and permitted the holders of these options to exercise LSARs. The exercisability of
6.4 million LSARs resulted in ASC recognizing a $195.3 million merger related stock option charge during the fourth fiscal quarter of 1998. This charge was recorded based on the difference between the average equivalent option exercise price of $30.40 and the average market price at measurement dates of $60.78. Of the 6.4 million equivalent options, 3.9 million were exercised using the LSAR feature, 1.1 million were exercised without using the LSAR, and 1.4 million equivalent shares reverted back to fixed price options due to the expiration of the LSAR on January 10, 1999.
   The actual change of control price used to measure the value of the 3.9 million exercised LSARs was not determinable until the date of Merger consummation. Additional non cash charges or income were recognized in each period subsequent to November 12, 1998, through the Merger consummation based on fluctuations in the change of control price.
   LSARs relating to the approximately 4.1 million equivalent stock options issued under the 1997 ASC Plans became exercisable upon regulatory approval of the Merger in the second quarter of fiscal 1999, with compensation recognized in that quarter.

   Key Executive Equity Program
   In 1997, ASC established the Key Executive Equity Program (KEEP), a stock-based management incentive program. A total of approximately 8.4 million equivalent stock options were granted to 169 ASC officers in connection with the KEEP with an equivalent exercise price of $35.71 to $39.48 per share. The KEEP involves the grant of market-priced stock options that would ordinarily have vested on the fifth anniversary of the grant date but which vest on an accelerated basis with respect to one-half of the grant if minimum stock ownership requirements are satisfied, and with respect to the other half of the grant if the ownership requirements are met and the Company achieves annual performance goals. For participants satisfying the minimum stock ownership requirements, all unvested shares became vested under the aforementioned change of control provisions at the date of the Merger.

   To assist the KEEP participants in meeting the stock ownership requirement, ASC issued full recourse interest bearing stock purchase loans to 18 participants to acquire additional shares of ASC stock. The stock purchased by the participants was purchased on the open market. The purchase loans have a maturity date of April 1, 2002, and accrue interest at 8.5%, reset annually at the then current prime rate. Outstanding loan balances at January 28, 1999, totaled $1.9 million.

   A summary of shares reserved for outstanding options as of the fiscal year end, changes during the year and related weighted average exercise price is presented below (shares in thousands, all ASC amounts included based upon the conversion ratio of 0.63 to 1):

                                               January 28, 1999              January 29, 1998          January 30, 1997
                                          Shares          Price        Shares           Price       Shares        Price
------------------------------------- ----------- -------------- ------------- --------------- ------------ ------------
Outstanding at beginning
  of year                                 16,527        $ 32.74         7,856         $ 24.08        6,243      $ 20.17
Granted
  ABS                                         24          45.94         1,524           45.48          790        35.14
  ASC equivalent                             135          39.40         8,322           36.73        1,709        28.43
Exercised
  Cash                                     (l,866)        23.52           (782)         15.46          (545)      11.81
  LSARs                                    (3,992)        31.79
Forfeited                                    (839)        32.11           (393)         28.09          (341)      19.42
------------------------------------- ----------- -------------- ------------- --------------- ------------ ------------

Outstanding at end of
  year                                     9,989        $ 35.01        16,527         $ 32.74        7,856      $ 24.08
                                      ----------- -------------- ------------- --------------- ------------ ------------


     As of January 28, 1999, there were 7,123,000 shares of Company common stock reserved for the granting of additional options.
     The following table summarizes options outstanding and options exercisable as of January 28, 1999, and the related weighted average remaining contractual life (years) and weighted average exercise price (shares in thousands):


Albertson's options                              Options Outstanding                       Options Exercisable
                                   ------------------------------------------------- ---------------------------------
                                              Shares      Remaining                               Shares
Option Price per Share                   Outstanding           Life           Price          Exercisable        Price
---------------------------------- ------------------ -------------- --------------- -------------------- ------------
                 $8.69 to $ 13.56                 84            0.9         $ 13.28                   52      $ 13.54
                 16.56 to   24.31                702            3.0           19.09                  233        18.40
                 25.13 to   35.00              2,247            6.6           31.54                   99        27.96
                 39.75 to   45.94              1,511            8.1           45.61                   67        43.91
---------------------------------- ------------------ -------------- --------------- -------------------- ------------
                 $8.69 to $ 45.94              4,544            6.5         $ 33.96                  451      $ 23.73
                                   ------------------ -------------- --------------- -------------------- ------------

ASC equivalent options                           Options Outstanding                       Options Exercisable
                                   ------------------------------------------------- ---------------------------------
                                              Shares      Remaining                               Shares
Option Price per Share                   Outstanding           Life           Price          Exercisable        Price
---------------------------------- ------------------ -------------- --------------- -------------------- ------------
               $ 13.84 to $ 19.89                290            2.8         $ 18.79                  290      $ 18.79
                 28.43 to   28.43                342            5.5           28.43                  343        28.43
                 35.71 to   39.48              4,813            7.1           37.44                1,152        36.87
---------------------------------- ------------------ -------------- --------------- -------------------- ------------
               $ 13.84 to $ 39.48              5,445            6.8         $ 35.89                1,785      $ 32.32
                                   ------------------ -------------- --------------- -------------------- ------------

   The weighted average fair value at date of grant for Albertson's options granted during 1998, 1997 and 1996 was $17.14, $15.26 and $10.74 per option, respectively. The fair value of options at date of grant was estimated using the Black-Scholes model with the following weighted average assumptions:

                                                           1998                  1997                       1996
------------------------------------- --------------------------- --------------------- -------------------------
Expected life (years)                                      8.0                    6.5                        7.0
Risk-free interest rate                                    5.74%                  5.92%                      6.24%
Volatility                                                26.70                  26.53                      22.06
Dividend yield                                             1.48                   1.41                       1.70

   The weighted average fair value at date of grant for options granted by ASC during 1998, 1997 and 1996 was $11.86, $11.58 and $6.43 per equivalent option, respectively. The fair value of options at date of grant was estimated using the Black-Scholes model with the following weighted average assumptions:

                                                           1998                1997                         1996
-------------------------------------- ------------------------- --------------------- --------------------------
Expected life (years)                                   6.5                     7.0                          4.0
Risk-free interest rate                                 4.70%                   6.60%                        6.10%
Volatility                                             21.20                   21.20                        21.00
Dividend yield                                          1.80                    1.80                         1.90

   The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost was recognized at the date of grant for the stock options issued in the prior three years. Had compensation cost been determined based on the fair value at the grant date consistent with the provisions of this statement, the Company's pro forma net earnings and earnings per share would have been as follows:



                                                           1998                  1997                      1996
------------------------------------------ --------------------- --------------------- -------------------------
Net earnings:
  As reported                                         $ 800,897             $ 797,434                 $ 781,000
  Pro forma                                             914,335               782,302                   775,058
Basic earnings per share:
  As reported                                              1.91                  1.89                      1.79
  Pro forma                                                2.16                  1.85                      1.78
Diluted earnings per share:
  As reported                                              1.90                  1.88                      1.79
  Pro forma                                                2.14                  1.85                      1.77

   The 1998 pro forma net income of $914.3 million resulted from reported net income of $800.9 million, less the 1998 pro forma after-tax compensation expense of $19.3 million and the elimination of the merger related stock option charge of $195.3 million, less the related tax effects of $62.6 million. The pro forma effect on net earnings is not representative of the pro forma effect on net earnings in future years because it does not take into consideration pro forma compensation expense related to grants made prior to 1995.

   Long Term Incentive Plans
   During 1997 ASC modified the ASC Long Term Incentive Plan (LTIP) for 1996-1998 to provide participants with the option to receive shares of restricted stock in lieu of cash as originally provided. The number of shares issued to participants electing to receive shares of stock was based on the projected value of the LTIP pay-out. The 116,362 equivalent shares issued under the 1996-1998 LTIP vested on April 1, 1999.

     Performance Incentive Program
     The 1998 Performance Incentive Program provided certain of the ASC key executives an incentive award of shares of two-year restricted stock if certain ASC performance objectives were attained for the 1998 fiscal year. ASC exceeded its annual performance goal for 1998 and awards under this program amounted to approximately 132,000 equivalent shares. The shares, which would have fully vested at April 1, 2001, vested in connection with the Merger.
     Stock Plan for Non-Employee Directors
     During 1997 ASC shareholders approved the 1997 Stock Plan for Non-Employee Directors (Directors' Plan), which provided for: i) the grant of 1,260 equivalent shares annually of common stock, ii) the grant on an annual basis of stock options to acquire 756 equivalent shares of common stock to each participant who satisfies the Minimum Stock Ownership Requirement, and iii) the one time issuance of common stock (108,990 equivalent shares in total) to compensate such directors for their respective interests in the ASC Non-Employee Directors' Retirement Plan (Retirement Stock), which was terminated concurrently with the adoption of the ASC Directors' Plan. Change of control provisions caused Retirement Stock restrictions to lapse and the options to vest in connection with the Merger.
     Employee Stock Purchase Plan
   The ASC Employee Stock Purchase Plan (ESPP), which began January 1, 1996, enabled eligible employees of the Company to subscribe for shares of common stock on quarterly offering dates at a purchase price which was the lesser of 85% of the fair market value of the shares on the first day or the last day of the quarterly offering period. For financial reporting purposes, the discount of 15% is treated as equivalent to the cost of issuing stock. During 1998 employees contributed $15.2 million to the ESPP program and 0.5 million equivalent shares were issued. Since the ESPP's inception, employees have contributed $45.9 million and 1.7 million equivalent shares have been issued. Purchases of stock through ESPP were suspended following the third quarter 1998 purchases due to the pending Merger.

                             Employee Benefit Plans

   Substantially all employees working over 20 hours per week are covered by retirement plans. Union employees participate in multi-employer retirement plans under collective bargaining agreements. The Company sponsors two funded defined benefit plans, a defined contribution plan and supplemental retirement plans for certain executive groups.
   The Albertson's Salaried Employees Pension Plan and Albertson's Employees Corporate Pension Plan, which are funded, qualified, defined benefit, noncontributory plans for eligible Albertson's employees who are 21 years of age with one or more years of service and (with certain exceptions) are not covered by collective bargaining agreements. Benefits paid to retirees are based upon age at retirement, years of credited service and average compensation. The Company's funding policy for these plans is to contribute the larger of the amount required to fully fund the Plan's current liability or the amount necessary to meet the funding requirements as defined by the Internal Revenue Code.
   The Company also sponsors an unfunded Executive Pension Makeup Plan. This plan is nonqualified and provides certain key employees defined pension benefits which supplement those provided by the Company's other retirement plans.

   Net periodic cost for defined benefit plans is determined using assumptions as of the beginning of each year. The projected benefit obligation and related funded status is determined using assumptions as of the end of each year. Assumptions used at the end of each year for the Company-sponsored defined benefit pension plans were as follows:

                                                                     1998                  1997                 1996
   -------------------------------------------------- -------------------- --------------------- --------------------
   Weighted-average discount rate                                     6.25%                 6.60%                7.50%
   Annual salary increases                                       4.50-4.95             4.50-5.00            4.50-5.00
   Expected long-term rate of
     return on assets                                                 9.50                  9.50                 9.50


   Net periodic benefit cost for Company-sponsored defined benefit pension plans was as follows:

                                                                 1998                    1997                    1996
   ------------------------------------------- ----------------------- ----------------------- -----------------------
   Service cost - benefits
     earned during the period                                 $41,627                 $26,776                 $24,138
   Interest cost on projected
     benefit obligations                                       30,164                  23,174                  20,095
   Expected return on assets                                  (42,263)                (34,118)                (30,600)
   Amortization of transition
     asset                                                         (6)                     (6)                     (6)
   Amortization of prior
     service cost                                                 944                     944                     944
   Recognized net actuarial
     loss (gain)                                                2,605                    (145)                     39
   ------------------------------------------- ----------------------- ----------------------- -----------------------
                                                              $33,071                 $16,625                 $14,610
                                               ----------------------- ----------------------- -----------------------

   The following table sets forth the funded status of the Company-sponsored defined benefit pension plans:


                                                                   January 28,             January 29,        January 30,
                                                                          1999                    1998               1997
---------------------------------------------------------- ----------------------- -------------------- --------------------
Change in projected benefit obligation:
   Beginning of year benefit obligation                               $ 411,983              $ 293,842           $ 269,645
   Service cost                                                          41,627                 26,776              24,138
   Interest cost                                                         30,164                 23,174              20,095
   Actuarial loss (gain)                                                 72,195                 75,565             (12,716)
   Benefits paid                                                         (9,419)                (7,374)             (7,320)
---------------------------------------------------------- ----------------------- -------------------- --------------------
   End of year benefit obligation                                       546,550                411,983             293,842
---------------------------------------------------------- ----------------------- -------------------- --------------------
Change in plan assets:
   Plan assets at fair value at
     beginning of year                                                  414,532                354,806             321,758
   Actual return on plan assets                                          96,200                 56,700              36,295
   Employer contributions                                                47,570                 10,400               4,073
   Benefit payments                                                      (9,419)                (7,374)             (7,320)
---------------------------------------------------------- ----------------------- -------------------- --------------------
   Plan assets at fair value at end of
     year                                                               548,883                414,532             354,806
---------------------------------------------------------- ----------------------- -------------------- --------------------
Funded status                                                             2,333                  2,549              60,964
Unrecognized net loss (gain)                                             45,560                 29,922             (23,205)
Unrecognized prior service cost                                           3,539                  4,483               5,427
Unrecognized net transition liability                                       548                    542                 536
Additional minimum liability                                             (3,747)                (2,612)             (1,080)
---------------------------------------------------------- ----------------------- -------------------- --------------------
Net prepaid pension cost                                              $  48,233              $  34,884          $   42,642
                                                           ----------------------- -------------------- --------------------

Prepaid pension cost included with other
  assets                                                              $  63,822              $  47,559          $   52,497
Accrued pension cost included with other
  long-term liabilities                                                 (15,589)               (12,675)             (9,855)
---------------------------------------------------------- ----------------------- -------------------- --------------------
Net prepaid pension cost                                              $  48,233              $  34,884          $   42,642
                                                           ----------------------- -------------------- --------------------


   The following table summarizes the Company-sponsored defined benefit pension plans which have projected benefit obligations in excess of plan assets and the accumulated benefit obligation of the unfunded makeup plan in which the accumulated benefit obligation exceeded plan assets:


                                                                   January 28,         January 29,         January 30,
                                                                          1999                1998                1997
----------------------------------------------------------- ------------------- ------------------- -------------------
Projected benefit obligation in excess of plan assets:
    Projected benefit obligation                                      $ 18,950           $ 240,869            $ 11,761
    Fair value of plan assets                                                              217,743
Accumulated benefit obligation in excess of plan assets:
    Accumulated benefit obligation                                      15,589              12,675               9,855


   Assets of the two funded Company defined benefit pension plans are invested in directed trusts. Assets in the directed trusts are invested in common stocks (including $68.0 million, $52.4 million and $38.4 million of the Company's common stock at January 28, 1999, January 29, 1998, and January 30, 1997, respectively), U.S. Government obligations, corporate bonds, international equity funds, real estate and money market funds.

   The Company sponsors two tax-deferred savings plans which are salary deferral plans pursuant to Section 401(k) of the Internal Revenue Code. The plans cover employees meeting age and service eligibility requirements, except those represented by a labor union, unless the collective bargaining agreement provides for participation. All contributions to the Company sponsored 401(k) plan for Albertson's employees are determined and made by the employees and the Company incurs no material costs in connection with this plan. The Company also sponsors and contributes to a defined contribution retirement plan, American Stores Retirement Estates (ASRE). This plan was authorized by the ASC Board of Directors for the purpose of providing retirement benefits for employees of ASC and its subsidiaries. Contributions to ASRE are made at the discretion of the Board of Directors.
   The Company also contributes to various plans under industrywide collective bargaining agreements, primarily for defined benefit pension plans. Total contributions to these plans were $99.7 million for 1998, $94.4 million for 1997 and $120.7 million for 1996.

   Retirement plans expense was as follows:


                                                                              1998             1997             1996
-------------------------------------------------------------- -------------------- ---------------- ----------------
Defined benefit pension plans                                              $33,071          $16,625          $14,610
ASRE defined contribution plan                                              92,966           93,342           88,106
Multi-employer plans                                                        99,702           94,438          120,722
-------------------------------------------------------------- -------------------- ---------------- ----------------
                                                                         $ 225,739        $ 204,405        $ 223,438
                                                               -------------------- ---------------- ----------------

   Most retired employees of the Company are eligible to remain in its health and life insurance plans. Retirees who elect to remain in the Albertson's-sponsored plans are charged a premium which is equal to the difference between the estimated costs of the benefits for the retiree group and a fixed contribution amount made by the Company. ASC provides certain health care benefits to eligible retirees of certain defined employee groups under two unfunded plans, a defined dollar and a full coverage plan. The net periodic postretirement benefit cost was as follows:


                                                                            1998               1997             1996
------------------------------------------------------------- -------------------- ----------------- ----------------
Service cost                                                             $ 2,568           $ 2,400           $ 1,975
Interest cost                                                              4,761             4,954             4,885
Amortization of prior service cost                                            50
Amortization of unrecognized gain                                           (813)             (480)             (767)
------------------------------------------------------------- -------------------- ----------------- ----------------
                                                                         $ 6,566           $ 6,874           $ 6,093
                                                              -------------------- ----------------- ----------------

   The following table sets forth the funded status of the Company-sponsored postretirement health and life insurance benefit plans:


                                                                 January 28,         January 29,         January 30,
                                                                        1999                1998                1997
--------------------------------------------------------- ------------------- ------------------- -------------------
Change in accumulated benefit obligation:
    Beginning of year benefit
      obligation                                                    $ 71,576            $ 67,036            $ 64,157
    Service cost                                                       2,568               2,400               1,975
    Interest cost                                                      4,761               4,954               4,885
    Plan participants' contributions                                   1,692               1,396               1,237
    Plan amendments                                                      496
    Actuarial gain                                                    (6,143)              1,152                 204
    Benefits paid                                                     (5,901)             (5,362)             (5,422)
--------------------------------------------------------- ------------------- ------------------- -------------------
    End of year benefit obligation                                    69,049              71,576              67,036
--------------------------------------------------------- ------------------- ------------------- -------------------

Plan assets activity:
    Employer (excess) contributions                                    4,209               3,966               4,185
    Plan participants' contributions                                   1,692               1,396               1,237
    Benefit payments                                                  (5,901)             (5,362)             (5,422)
--------------------------------------------------------- ------------------- ------------------- -------------------
Funded status                                                        (69,049)            (71,576)            (67,036)
Unrecognized net gain                                                (15,615)            (10,285)            (11,917)
Unrecognized prior service cost                                          446
--------------------------------------------------------- ------------------- ------------------- -------------------
Accrued postretirement benefit
   obligations included with other
   long-term liabilities                                           $ (84,218)          $ (81,861)          $ (78,953)
--------------------------------------------------------- ------------------- ------------------- -------------------
Discount rates as of end of year                                    6.25-7.0%            6.6-7.5%                7.5%
                                                          ------------------- ------------------- -------------------

   For measurement purposes, a 7% annual rate of increase in the per capita cost of covered health care benefits was assumed for the ASC plans for 1999. For the ASC full coverage plan, the rate was assumed to decrease to 6% for 2000 and remain at that level thereafter. For the ASC defined dollar plan, no future increases in the subsidy level was assumed. Annual rates of increases in health care costs are not applicable in the calculation of the Albertson's benefit obligation because Albertson's contribution is a fixed amount per participant.
   A prior service cost is caused by plan changes. ASC amended the plan to reduce the first eligibility age for retirement from age 57 (with 10 years of full-time service or 20 years of part-time service) to age 54 (with 10 years of full-time service or 20 years of part-time service). The cumulative effect of this plan change results in an increase in the accumulated benefit obligation of $496.
   ASC has multiple nonpension postretirement benefit plans. With the exception of the plans for grandfathered retirees, the health care plans are contributory, with participants' contributions adjusted annually. The accounting for the health care plans anticipates that the Company will not increase its contribution for health care benefits for non-grandfathered retirees in future years.
   Assumed health care cost trend rates may have a significant effect on the amounts reported for health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects on the ASC plans:

                                                                                               One-Percentage-Point
                                                                                             Increase        Decrease
------------------------------------------------------------------------------------- ---------------- ---------------
Effect on total of service and interest cost components                                         $ 139           $ (123)
Interest cost                                                                                   1,992           (1,763)
------------------------------------------------------------------------------------- ---------------- ---------------

   Since the subsidy levels for the Albertson's and the ASC defined dollar plans are fixed, a trend increase or decrease has no impact on that portion of the obligation.

   Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" requires employers to recognize an obligation for benefits provided to former or inactive employees after employment but before retirement. The Company is self-insured for certain of its employees' short-term and long-term disability plans which are the primary benefits paid to inactive employees prior to retirement. Following is a summary of the obligation for postemployment benefits included in the Company's consolidated balance sheets:


                                                                January 28,           January 29,         January 30,
                                                                       1999                  1998                1997
----------------------------------------------------- ---------------------- --------------------- -------------------
Included with salaries and related
  liabilities                                                     $  7,014              $  6,661             $  4,620
Included with other long-term
  liabilities                                                       41,546                33,567               30,927
----------------------------------------------------- ---------------------- --------------------- -------------------
                                                                  $ 48,560              $ 40,228             $ 35,547
                                                      ---------------------- --------------------- -------------------


   The Company also contributes to various plans under industrywide collective bargaining agreements which provide for health care benefits to both active employees and retirees. Total contributions to these plans were $270.1 million for 1998, $288.1 million for 1997 and $331.0 million for 1996.

                              Employment Contracts

   During 1994 and 1995 ASC entered into Key Executive Agreements with 17 of ASC's key executive officers . The agreements, as amended, expire on October 31, 2001, and are automatically renewed for subsequent one-year terms, unless they are individually terminated by the Company at least two years prior to the end of the term. Each agreement contains terms of employment and provides the officers with a special long-range payout. The executives are entitled to receive an annual payment for a period of 20 years beginning at age 57 or upon termination of employment, whichever occurs later. The payout is calculated as a percentage of the executive's average target compensation objective during the last two years of his or her employment under the Agreement. The payout ranges from 9% to 40% based on years of service with the Company. Under change of control provisions activated by the Merger, the executives became fully vested in the benefit and in a severance benefit equal to three times annual compensation, as defined, plus a gross up payment for excise taxes if the employee is terminated or constructively terminated, as defined, without cause. The payout will be forfeited if the executive enters into competition with the Company. ASC also entered into employment agreements with additional senior officers that have change of control provisions activated by the Merger that provide for a severance benefit of two times to three times compensation, as defined, plus a gross up payment for excise taxes if the employee is terminated or constructively terminated without cause. As of January 28, 1999, the Company had a total of 42 employment agreements outstanding.

   ASC also entered into an employment agreement with a key executive officer in 1994 which, as amended, expires on October 31, 2002, and is automatically renewed for subsequent two-year terms unless terminated by the Company at least three years prior to the end of the term. The agreement provides for a payout that vests over an eight-year period which, if fully vested, would equal $710 per annum adjusted for inflation. Payments will be made over the life of the executive and his spouse. The payout will be forfeited if the executive enters into competition with the Company. At the date of Merger, the foregoing agreement was superseded by a Termination and Consulting Agreement (the Consulting Agreement) between the executive, ASC and the Company. The Consulting Agreement provides, among other things, for a lump sum payment of the present value of the payout, which at January 28, 1999, was estimated at $11.0 million based upon an assumed discount rate of 7.75%.


                                     Leases

   The Company leases a portion of its real estate. The typical lease period is 20 to 30 years and most leases contain renewal options. Exercise of such options is dependent on the level of business conducted at the location. In addition, the Company leases certain equipment. Some leases contain contingent rental provisions based on sales volume at retail stores or miles traveled for trucks.
   Capitalized leases are calculated using interest rates appropriate at the inception of each lease. Following is an analysis of the Company's capitalized leases:


                                                                January 28,          January 29,          January 30,
                                                                       1999                 1998                 1997
----------------------------------------------------- ---------------------- -------------------- --------------------
Real estate and equipment                                         $ 350,025           $ 371,076             $ 363,829
Accumulated amortization                                           (170,106)           (194,004)             (193,587)
----------------------------------------------------- ---------------------- -------------------- --------------------
                                                                  $ 179,919           $ 177,072             $ 170,242
                                                      ---------------------- -------------------- --------------------

   Future minimum lease payments for noncancelable operating leases which exclude the amortization of acquisition-related fair value adjustments, related subleases and capital leases at January 28, 1999, are as follows:

                                                                          Operating                           Capital
                                                                             Leases       Subleases            Leases
--------------------------------------------------------------- -------------------- ----------------- ---------------
1999                                                                      $ 291,832        $ (32,495)       $  42,250
2000                                                                        277,236          (30,000)          40,288
2001                                                                        261,277          (25,452)          38,225
2002                                                                        243,444          (20,872)          29,498
2003                                                                        228,675          (15,026)          27,482
Remainder                                                                 1,966,037          (64,249)         287,096
--------------------------------------------------------------- -------------------- ----------------- ---------------
Total minimum obligations (receivables)                                 $ 3,268,501        $(188,094)         464,839
                                                                -------------------- -----------------
Interest                                                                                                     (244,550)
--------------------------------------------------------------- -------------------- ----------------- ---------------
Present value of net minimum obligations                                                                      220,289
Current portion                                                                                               (18,118)
--------------------------------------------------------------- -------------------- ----------------- ---------------
Long-term obligations at January 28, 1999                                                                   $ 202,171
                                                                                                       ---------------

   The Company is contingently liable as a guarantor of certain leases that were assigned to third parties in connection with various store closures and dispositions. The Company believes the likelihood of a significant loss from these agreements is remote because of the wide dispersion among third parties and remedies available to the Company should the primary party fail to perform under the agreements.

   Rent  expense  under  operating   leases,   excluding  the   amortization  of
acquisition-related fair value adjustments of $13.5 million in 1998, $13.9 million in 1997 and $14.2 million in 1996, was as follows:


                                               1998                        1997                         1996
----------------------------------- --------------------------- ---------------------------- --------------------------
Minimum rent                                 $ 308,974                   $ 288,151                    $ 266,319
Contingent rent                                 24,947                      26,198                       28,460
----------------------------------- --------------------------- ---------------------------- --------------------------
                                               333,921                     314,349                      294,779
Sublease rent                                  (59,510)                    (48,711)                     (39,161)
----------------------------------- --------------------------- ---------------------------- --------------------------
                                             $ 274,411                   $ 265,638                    $ 255,618
                                    --------------------------- ---------------------------- --------------------------


                              Financial Instruments

   Financial instruments which potentially subject the Company to concentration of credit risk consist principally of cash equivalents, receivables and interest rate swaps. The Company limits the amount of credit exposure to each individual financial institution and places its temporary cash into investments of high credit quality. Concentrations of credit risk with respect to receivables are limited due to their dispersion across various companies and geographies. The counterparties to the interest rate swaps are highly-rated financial institutions.
   The estimated fair values of cash and cash equivalents, accounts receivable, accounts payable, short-term debt and commercial paper borrowings approximate their carrying amounts. Substantially all of the fair values were estimated using quoted market prices. The estimated fair values and carrying amounts of outstanding debt (excluding commercial paper) were as follows (in millions):


                                                    January 28,                January 29,                January 30,
                                                           1999                       1998                       1997
-------------------------------------- ------------------------- -------------------------- --------------------------
Fair value                                            $ 3,955.7                  $ 3,507.4                  $ 3,306.3
Carrying amount                                         3,628.4                    3,231.5                    3,206.0



                                  Environmental

   The Company has identified environmental contamination sites related primarily to underground petroleum storage tanks and ground water contamination at various store, warehouse, office and manufacturing facilities (related to current operations as well as previously disposed of businesses). The Company conducts an on-going program for the inspection and evaluation of new sites proposed to be acquired by the Company and the remediation/monitoring of contamination at existing and previously owned sites. Undiscounted reserves have been established for each environmental contamination site unless an unfavorable outcome is remote. Although the ultimate outcome and expense of environmental remediation is uncertain, the Company believes that required remediation and continuing compliance with environmental laws, in excess of current reserves, will not have a material adverse effect on the financial condition of the Company. Charges against earnings for environmental remediation were not material in 1998, 1997 or 1996.

                                Legal Proceedings

   Three civil lawsuits filed in September 1996 as purported statewide class actions in Washington, California and Florida and two civil lawsuits filed in April 1997 in federal court in Boise, Idaho, as purported multi-state class actions (including the remaining states in which the Company operated at the time) have been brought against the Company raising various issues that include:
(i) allegations that the Company has a widespread practice of permitting its employees to work "off-the-clock" without being paid for their work and (ii) allegations that the Company's bonus and workers' compensation plans are unlawful. Four of these suits are being sponsored and financed by the United Food and Commercial Workers (UFCW) International Union. The five suits have been consolidated in Boise, Idaho. In addition, three other similar suits have been filed as purported class actions in Colorado, New Mexico and Nevada which, in effect, duplicate the coverage of the UFCW-sponsored suits. These three cases have been transferred to the federal court in Boise, Idaho.
   The Company is committed to full compliance with all applicable laws. Consistent with this commitment, the Company has firm and long-standing policies in place prohibiting off-the-clock work and has structured its bonus and workers' compensation plans to comply with applicable law. The Company believes that the UFCW-sponsored suits are part of a broader and continuing effort by the UFCW and some of its locals to pressure the Company to unionize employees who have not expressed a desire to be represented by a union. The Company intends to vigorously defend against all of these lawsuits, and, at this stage of the litigation, the Company believes that it has strong defenses against them.
   On September 13, 1996, a class action lawsuit captioned McCampbell et al. v. Ralphs Grocery Company, et al. was filed in the San Diego Superior Court of the State of California against ASC (Lucky) and two other grocery chains operating in southern California. The complaint alleges, among other things, that ASC (Lucky) and others conspired to fix the retail price of eggs in southern California. On September 2, 1999, a jury verdict was rendered in favor of ASC (Lucky) and the two other grocery chains.
   Although these lawsuits are subject to the uncertainties inherent in the litigation process, based on the information presently available to the Company, management does not expect the ultimate resolution of these actions to have a material adverse effect on the Company's financial condition.
   The Company is also involved in routine litigation incidental to operations. In the opinion of management, the ultimate resolution of these legal proceedings will not have a material adverse effect on the Company's financial condition.

                               Segment Information

   In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes annual and interim reporting standards for an enterprise's operating segments and related disclosures about its products, services, geographic areas and major customers. The Company has analyzed the reporting requirements of the new standard and has determined that its operations are within one reportable segment.

                     Merger, Divestitures and Related Costs

   The following table compares amounts previously reported by Albertson's and ASC prior to the Merger transaction and the combined amounts for fiscal 1998, 1997 and 1996 (in millions):

                                         Albertson's                     ASC                    Combined
      ---------------------------- -------------------- ----------------------- ---------------------------
      1998:
        Net Revenues                      $ 16,005.1              $ 19,866.7                  $ 35,871.8
        Net Earnings                           567.2                   233.7                       800.9

      1997:
        Net Revenues                        14,689.5                19,138.9                    33,828.4
        Net Earnings                           516.8                   280.6                       797.4

      1996:
        Net Revenues                        13,776.7                18,678.1                    32,454.8
        Net Earnings                           493.8                   287.2                       781.0



   In connection with the Merger, the Company entered into agreements with the Attorneys General of California, Nevada and New Mexico and the Federal Trade Commission to enable the Merger to proceed under applicable antitrust, competition and trade regulation law. The agreements require the Company to divest a total of 117 stores in California, 19 stores in Nevada and 9 stores in New Mexico. Of the stores required to be divested, 40 are ASC locations operated primarily under the Lucky name, and 105 are Albertson's stores operated primarily under the Albertson's name. In addition, the Company will divest four supermarket real estate sites as required by the agreements. The stores identified for disposition had sales of $2.3 billion in fiscal 1998. The Company expects the divestitures to be substantially completed by the end of the third quarter of 1999.
   The costs of integrating the two companies has and will result in significant non-recurring charges and incremental expenses. These costs will have a material effect on 1999 results of operations of the Company and may have a significant effect on results of operations for the year 2000. The actual timing of the costs is, in part, dependent upon the actual timing of certain integration actions. Non-recurring charges and expenses of implementing integration actions are estimated to total $700 million after income tax benefits (of which $464 million was recorded in the second quarter of fiscal 1999). The cash portion of these charges is estimated at approximately $300 million. When offset by the cash received from the sale of the stores required to be divested and the net proceeds from the sale of assets that will not be used in the combined company, the net positive cash flow is approximately $300 million. Merger related costs include the charges for administrative office consolidation, employee severance under employment contracts, transaction and financing fees, the write-down of assets to net realizable value for stores required to be divested and duplicate and abandoned facilities, and the limited stock appreciation rights discussed under the Stock Options and Stock Awards Note.

                           Recent Accounting Standard


   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." This new standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This standard is effective for the Company's 2001 fiscal year. The Company has not yet completed its evaluation of this standard or its impact, if any, on the Company's reporting requirements.

Quarterly Financial Data

(Dollars in thousands except per
share data -Unaudited)

                                          First          Second            Third           Fourth              Year
-------------------------------- ---------------- --------------- ---------------- ---------------- -----------------
1998
Sales                                 $8,720,939      $8,945,068       $8,838,215       $9,367,618       $35,871,840
Gross Profit                           2,297,737       2,395,043        2,411,636        2,611,411         9,715,827
Net earnings                             176,462         216,578          218,491          189,366           800,897
Earnings per share:
  Basic                                     0.42            0.52             0.52             0.45              1.91
  Diluted                                   0.42            0.52             0.52             0.45              1.90
-------------------------------- ---------------- --------------- ---------------- ---------------- -----------------

1997
Sales                                 $8,355,185      $8,443,683       $8,259,497       $8,770,026       $33,828,391
Gross profit                           2,186,056       2,224,955        2,215,325        2,381,288         9,007,624
Net Earnings                             143,491         199,397          183,680          270,866           797,434
Earnings per share:
  Basic                                     0.33            0.47             0.44             0.65              1.89
  Diluted                                   0.33            0.47             0.44             0.65              1.88
-------------------------------- ---------------- --------------- ---------------- ---------------- -----------------


Fourth quarter 1998 operating results included a pre-tax merger related stock option charge of $195.3 million ($0.28 per share, after tax) related to the exercisibility of 6.4 million equivalent limited stock appreciation rights due to the approval by ASC's stockholders of the Merger Agreement.

A $24.4 million (pre-tax) charge was recorded in fiscal 1998 related to management's decision to close 16 underperforming stores ($0.03 per share, after tax). An initial pre-tax charge of $29.4 million was recorded in the first quarter and a pre-tax adjustment of $5.0 million of income was recorded in the fourth quarter.

First quarter 1997 operating results included pre-tax charges of $33.9 million related to the sale of stock by a major shareholder and pre-tax charges of $13.4 million related to the sale of a division of ASC's communications subsidiary (total of $0.07 per share, after tax).

Net earnings, excluding special charges and the merger related stock option charge, in the fourth quarter has exceeded the prior three quarters in each of the years presented due to the seasonality of the food and drug retail business and LIFO inventory adjustments.

Five Year Summary of Financial Data


(Dollars in thousands
except per share data)                           1998             1997             1996               1995              1994
--------------------------------- ------------------ ---------------- ----------------- ----------------- -----------------
Sales                                     $35,871,840      $33,828,391      $32,454,807        $30,893,928       $30,249,747
Net earnings                                  800,897          797,434          781,000            781,770           745,549
Earnings per share:
  Basic                                          1.91             1.89             1.79               1.78              1.72
  Diluted                                        1.90             1.88             1.79               1.78              1.68

Total assets                               15,131,267       13,766,605       12,608,038         11,498,875        10,653,295

Long-Term Debt and
  Capitalized Lease
  Obligations                               5,107,563        4,332,577        3,664,898          2,837,274         2,576,425

Cash Dividends Declared
Per Share:
  Albertson's, Inc.                              0.68             0.64             0.60               0.52              0.44
  American Stores
    Company Equivalent                           0.57             0.56             0.51               0.44              0.38
--------------------------------- ------------------ ---------------- ----------------- ----------------- -----------------


All fiscal years consist of 52 weeks except for 1995 which consists of 53 weeks of ASC operations and 52 weeks of Albertson's operations.

1998 operating results included a pre-tax merger related stock option charge of $195.3 million ($0.28 per share, after tax) related to the exercisibility of 6.4 million equivalent limited stock appreciation rights due to the approval by ASC's stockholders of the Merger Agreement and a $24.4 million (pre-tax) charge related to management's decision to close 16 underperforming stores ($0.03 per share, after tax).

1997 operating results included pre-tax charges of $33.9 million related to the sale of stock by a major shareholder and pre-tax charges of $13.4 million related to the sale of a division of ASC's communications subsidiary (total of $0.07 per share, after tax).

1996 operating results included pre-tax charges of $100.0 million ($0.14 per share, after tax) primarily related to re-engineering activities.

               Unaudited Interim Consolidated Financial Statements

Interim Consolidated Earnings
(Unaudited)

                                                                                 13 Weeks                 13 Weeks
                                                                                April 29,                April 30,
(In thousands except per share data)                                                 1999                     1998
----------------------------------------------------------------------- ---------------------- ----------------------
Sales                                                                         $ 9,215,287              $ 8,720,939
Cost of sales                                                                   6,712,683                6,423,202
----------------------------------------------------------------------- ---------------------- ----------------------

Gross profit                                                                    2,502,604                2,297,737
Selling, general and administrative expenses                                    2,058,148                1,902,608
Merger related stock option income                                                 28,864
Impairment and restructuring costs                                                                          29,423
----------------------------------------------------------------------- ---------------------- ----------------------
Operating profit                                                                  473,320                  365,706
Other (expenses) income:
  Interest, net                                                                   (82,031)                 (82,672)
  Other, net                                                                        4,300                    9,275
----------------------------------------------------------------------- ---------------------- ----------------------
Earnings before income taxes                                                      395,589                  292,309
Income taxes                                                                      157,098                  115,847
----------------------------------------------------------------------- ---------------------- ----------------------

Net Earnings                                                                  $   238,491              $   176,462
                                                                        ---------------------- ----------------------

Earnings Per Share:
  Basic                                                                            $ 0.57                   $ 0.42
  Diluted                                                                            0.56                     0.42
Weighted average common shares outstanding:
  Basic                                                                           420,293                  418,353
  Diluted                                                                         423,315                  420,508


See Notes to Interim Consolidated Financial Statements

Interim Consolidated Balance Sheets

                                                                                 April 29,
                                                                                      1999              January 28,
(Dollars in thousands)                                                          (Unaudited)                    1999
-------------------------------------------------------------------------- ---------------------- -----------------------
Assets
Current Assets:
     Cash and cash equivalents                                                    $   116,123             $   116,139
     Accounts and notes receivable                                                    548,570                 581,625
     Inventories                                                                    3,189,143               3,249,179
     Prepaid expenses                                                                 163,159                 106,800
     Deferred income taxes                                                            108,495                 132,565
-------------------------------------------------------------------------- ---------------------- -----------------------
     Total Current Assets                                                           4,125,490               4,186,308
Land, Buildings and Equipment, net                                                  8,709,913               8,543,722
Goodwill, net                                                                       1,725,171               1,737,936
Other Assets                                                                          620,359                 663,301
-------------------------------------------------------------------------- ---------------------- -----------------------
Total Assets                                                                      $15,180,933             $15,131,267
                                                                           ---------------------- -----------------------

Liabilities and Stockholders' Equity
Current Liabilities:
     Accounts payable                                                             $ 2,106,857             $ 2,186,505
     Salaries and related liabilities                                                 447,649                 512,165
     Taxes other than income taxes                                                    152,934                 168,920
     Income taxes                                                                     160,037                  49,634
     Self-insurance                                                                   152,562                 172,709
     Unearned income                                                                   96,024                 101,301
     Current portion of capitalized lease
         obligations                                                                   18,001                  18,118
     Current maturities of long-term debt                                             141,938                  49,871
     Other                                                                            114,242                  91,663
-------------------------------------------------------------------------- ---------------------- -----------------------
     Total Current Liabilities                                                      3,390,244               3,350,886
Long-Term Debt                                                                      4,828,270               4,905,392
Capitalized Lease Obligations                                                         198,845                 202,171
Self Insurance                                                                        380,193                 315,180
Deferred Income Taxes                                                                 216,367                 207,833
Other Long-Term Liabilities and Deferred
   Credits                                                                            496,506                 628,155
Stockholders' Equity:
     Preferred stock - $1.00 par value;
         authorized - 10,000,000 shares; designated - 3,000,000 shares of Series
         A Junior Participating; issued - none
     Common stock- $1.00 par value;  authorized - 1,200,000,000 shares; issued -
         434,703,837 shares and 434,557,800
         shares, respectively                                                         434,703                 434,557
     Capital in excess of par                                                         550,811                 579,403
     Retained earnings                                                              5,196,048               5,026,741
     Treasury stock - 14,331,621 shares and
         14,554,669 shares, respectively                                             (511,054)               (519,051)
-------------------------------------------------------------------------- ------------------------ ---------------------
      Total Stockholders' Equity                                                    5,670,508               5,521,650
-------------------------------------------------------------------------- ------------------------ ---------------------
Total Liabilities and Stockholders' Equity
                                                                                  $15,180,933             $15,131,267
                                                                           ------------------------ ---------------------


See Notes to Interim Consolidated Financial Statements

Interim Consolidated Cash Flows
(Unaudited)


                                                                                       13 Weeks               13 Weeks
                                                                                      April 29,              April 30,
(In thousands)                                                                             1999                   1998
---------------------------------------------------------------------------- ---------------------- ---------------------
Cash Flows From Operating Activities:
Net earnings                                                                        $   238,491             $   176,462
  Adjustments to reconcile net earnings to net cash provided by operating activities:
         Depreciation and amortization                                                  226,993                 210,691
         Merger related stock option income                                             (28,864)
         Net (gain) loss on asset sales                                                    (230)                    321
         Net deferred income taxes                                                      (17,396)                (17,580)
         Increase in cash surrender value of
              Company-owned life insurance                                               (4,300)                 (9,275)
         Changes in operating assets and liabilities,
              net of business acquisitions:
                  Receivables and prepaid expenses                                       22,685                 (27,088)
                  Inventories                                                            60,036                 111,473
                  Accounts payable                                                      (79,648)               (127,118)
                  Other current liabilities                                              55,201                 (22,124)
                  Self-insurance                                                        (20,847)                (21,976)
                  Unearned income                                                        (8,174)                 17,763
                  Other long-term liabilities                                           (13,029)                 13,188
---------------------------------------------------------------------------- ---------------------- ---------------------
                      Net cash provided by operating
                      activities                                                        430,918                 304,737
---------------------------------------------------------------------------- ---------------------- ---------------------

Cash Flows From Investing Activities:
         Capital expenditures                                                          (374,769)               (270,979)
         Business acquisitions, net of cash acquired                                                           (121,043)
         Increase in other assets                                                        (6,936)                 (8,248)
---------------------------------------------------------------------------- ---------------------- ---------------------
                      Net cash used in investing
                      activities                                                       (381,705)               (400,270)
---------------------------------------------------------------------------- ---------------------- ---------------------

Cash Flows From Financing Activities:
     Proceeds from long-term borrowings                                                                         306,000
     Payments on long-term borrowings                                                  (179,510)               (122,578)
     Net commercial paper and bank line activity
         borrowings                                                                     189,651                 (79,769)
     Proceeds from stock options exercised                                                7,330                  10,574
     Cash dividends paid                                                                (66,700)                (63,949)
---------------------------------------------------------------------------- ---------------------- ---------------------
                      Net cash (used in) provided by
                      financing activities                                              (49,229)                 50,278
---------------------------------------------------------------------------- ---------------------- ---------------------

Net decrease in cash and cash equivalents                                                   (16)                (45,255)

Cash and Cash Equivalents at Beginning of Period                                        116,139                 155,877
---------------------------------------------------------------------------- ---------------------- ---------------------

Cash and Cash Equivalents at End of Period                                         $    116,123              $  110,622
                                                                             ---------------------- ---------------------

See Notes to Interim Consolidated Financial Statements

Notes to Consolidated Financial Statements
(Dollars in thousands except per share amounts)

                 Business Combination - American Stores Company

   On August 2, 1998, Albertson's Inc. ("Albertson's" or the "Company") and American Stores Company ("ASC") entered into a definitive merger agreement ("Merger Agreement") whereby Albertson's would acquire ASC by exchanging 0.63 share of Albertson's common stock for each outstanding share of ASC common stock, with cash being paid in lieu of fractional shares (the "Merger") and ASC would be merged into a wholly-owned subsidiary of Albertson's. In addition, outstanding rights to receive ASC common stock under ASC stock option plans would be converted into rights to receive equivalent Albertson's common stock.
   The Merger was consummated on June 23, 1999, with the issuance of approximately 177 million shares of Albertson's common stock. The Merger constituted a tax-free reorganization and has been accounted for as a pooling of interests for accounting and financial reporting purposes.

                              Basis of Presentation

   On September 9, 1999, the Company reported its results of operations for the second quarter ("Second Quarter Report"). The Second Quarter Report contained the consolidated results of operations of the Company and its subsidiaries (including ASC) for the 13 and 26 week periods ended July 29, 1999. The pooling of interests method of accounting is intended to present as a single interest, two or more common stockholders' interests that were previously independent;
accordingly,   the  accompanying   unaudited  interim   consolidated   financial
statements restate the historical financial statements as though the companies had always been combined. The historical financial statements of the separate companies have been adjusted in preparing the restated consolidated financial statements to conform the accounting policies and financial statement presentations.
   In the opinion of management, the accompanying unaudited interim consolidated financial statements include all adjustments necessary to present fairly, in all material respects, the results of operations of the Company for the periods presented. Such adjustments consisted only of normal recurring items except for the 1998 impairment charge discussed under "Impairment - Store Closures" and the 1998 and first fiscal quarter of 1999 merger related option charges discussed under "Merger". The statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. It is suggested that these interim consolidated financial statements be read in conjunction with the consolidated financial statements for each of the three years in the period ended January 28, 1999.
     The balance sheet at January 28, 1999, has been taken from the audited financial statements at January 28, 1999.
     The preparation of the Company's consolidated financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.
   Historical operating results are not necessarily indicative of future results.

                  Reclassifications and Conformity Adjustments

   Certain reclassifications and adjustments have been made to the historical financial statements of Albertson's and ASC for conformity purposes.

                                Reporting Periods

   The Company's quarterly reporting periods are generally 13 weeks and periodically consist of 14 weeks because the fiscal year ends on the Thursday nearest to January 31 each year (the Saturday nearest to January 31 for ASC). The interim consolidated financial information includes the results of operations for a full 13 week period with Albertson's period ending April 29, 1999, and ASC's period ending May 1, 1999.

                           Impairment - Store Closures

   The Company recorded a charge to earnings in the first quarter of 1998 related to management's decision to close 16 underperforming stores in 8 states. The charge included impaired real estate and equipment, as well as the present value of remaining liabilities under leases, net of expected sublease recoveries. Substantially all of these stores have been closed and management believes the 1998 charge and remaining reserve are adequate.

                                  Indebtedness

   On March 30, 1999, the Company entered into a revolving credit agreement with a syndicate of commercial banks whereby the Company may borrow principal amounts up to $1.5 billion at varying interest rates at any time prior to March 28, 2000. The agreement has a one-year term out option which allows the Company to convert any loans outstanding on the expiration date of the agreement into one-year term loans. The agreement contains certain covenants, the most restrictive of which requires the Company to maintain consolidated tangible net worth, as defined, of at least $2.1 billion. In addition to the new revolving credit agreement, the Company has its $600 million revolving credit agreement, whereby the Company may borrow principal amounts at varying interest rates any time prior to December 17, 2001. The combination of the two revolving credit agreements allows the Company to borrow principal amounts up to $2.1 billion and serves as backup financing for the Company's commercial paper and bank line borrowings. There were no amounts outstanding under either revolving credit agreement as of April 29, 1999.
   ASC has a $1.0 billion commercial paper program supported by a $1.5 billion revolving credit facility, and $230 million of uncommitted bank lines, which are used for overnight and short-term bank borrowings. On September 22, 1998, ASC entered into a $300 million revolving credit agreement with five financial institutions which also supports the commercial paper program. Interest rates for borrowings under the agreement are established at the time of borrowing through three different pricing options. As of April 29, 1999, ASC had $500 million of debt outstanding under the $1.5 billion credit facility, $947 million outstanding under the commercial paper program, and $208 million outstanding under uncommitted bank lines, leaving unused committed borrowing capacity of $145 million. Both revolving credit facilities terminated on the effective date of consummation of the Merger.

                       Supplemental Cash Flow Information

   Selected  cash  payments  and  noncash   transactions  were  as  follows  (in
thousands):

                                                                               13 Weeks Ended          13 Weeks Ended
                                                                               April 29, 1999           April 30,1998
------------------------------------------------------------------------ ------------------------ -----------------------
Cash payments for:
  Income taxes                                                                        $ 74,586                 $ 45,384
  Interest, net of amounts capitalized                                                  59,134                   76,192
Noncash transactions:
  Tax benefits related to stock options                                                  1,156                      615
  Fair market value of stock exchanged
    for options and related tax withholdings                                               143                      313
  Capitalized leases incurred                                                            2,211                    2,900
  Note payable related to business acquisitions                                                                   8,000
  Liabilities assumed in connection with
    asset acquisition                                                                      300


                                     Merger

   On August 2, 1998, the Company entered into a definitive merger agreement with American Stores Company (ASC) which was approved by the stockholders of Albertson's and ASC on November 12, 1998, and consummated on June 23, 1999. The agreement provided for a business combination between the Company and ASC in which ASC became a wholly owned subsidiary of the Company. Under the terms of the Merger Agreement, the holders of ASC common stock were issued 0.63 share of Albertson's, Inc., common stock in exchange for each share of ASC common stock, with cash being paid in lieu of fractional shares, in a transaction qualifying as a pooling of interests for accounting purposes and as a tax-free reorganization for federal income tax purposes. The consummation of the Merger resulted in former stockholders of ASC holding approximately 42% of the outstanding Albertson's common stock.
   The following table compares amounts previously reported by Albertson's and ASC prior to the Merger transaction and the combined amounts for the 13 weeks ended April 29, 1999, and April 30, 1998 (in millions):


                                                             Albertson's                   ASC              Combined
--------------------------------------------------- --------------------- --------------------- ---------------------
April 29, 1999:
  Net Revenues                                                 $ 4,167.6             $ 5,047.7             $ 9,215.3
  Net Earnings                                                     137.1                 101.4                 238.5

April 30, 1998:
  Net Revenues                                                   3,848.2               4,872.7               8,720.9
  Net Earnings                                                     110.6                  65.9                 176.5



   In connection with the Merger Agreement, stock options and certain shares of restricted stock granted under ASC's stock option and stock award plans automatically vest upon a change of control, which is defined in plans adopted prior to June 1997 (Pre-1997 Plans) as stockholder approval of the Merger or, for options granted under the Company's 1997 Stock Option and Stock Award Plan and the 1997 Stock Plan for Non-Employee Directors (1997 Plans), upon the later of stockholder approval or regulatory approval of the Merger. In addition to the conversion of ASC options into rights to acquire shares of Company common stock, option holders had the right (limited stock appreciation right or LSAR), during an exercise period of up to 60 days after the occurrence of a change of control (but prior to consummation of the Merger), to elect to surrender all or part of their options in exchange for shares of Albertson's common stock having a value equal to the excess of the change of control price over the exercise price (which shares were deliverable upon the Merger). The change of control price is defined as the higher of (i) the highest reported sales price during the 60-day period ending prior to the respective dates of the "change of control", or (ii) the price paid to stockholders in the Merger, subject to adjustment in both cases if the exercise period is less than 60 days.
   Approval of the Merger Agreement on November 12, 1998, by ASC's stockholders accelerated the vesting of 6.4 million equivalent stock options granted under Pre-1997 ASC Plans (approximately 60% of ASC's outstanding stock options) and permitted the holders of these options to exercise LSARs. The exercisability of
6.4 million LSARs resulted in ASC recognizing a $195.3 million merger related stock option charge (pre-tax) during the fourth fiscal quarter of 1998. This charge was recorded based on the difference between the average equivalent option exercise price of $30.40 and the average market price at measurement dates of $60.78. Of the 6.4 million equivalent options, 3.9 million were exercised using the LSAR feature, 1.1 million were exercised without using the LSAR, and at expiration of the LSAR on January 10, 1999, 1.4 million equivalent options reverted back to fixed price options at an average exercise price of $32.00.
   In the first quarter of 1999 a market price adjustment of $28.9 million of pre-tax income was recorded to reflect a decline in the relevant stock price at the end of the first fiscal quarter relative to the 3.9 million exercised LSARs. The actual change of control price used to measure the value of these exercised LSARs was not determinable until the date the Merger was consummated. Upon Merger consummation, the change of control price was $53.77 per share, resulting in the issuance of approximately 1.7 million Company shares.
   LSARs relating to the approximately 4.0 million equivalent stock options issued under the 1997 ASC Plans became exercisable upon regulatory approval of the Merger, which will result in recognition of an additional noncash charge of approximately $76 million in the second quarter of fiscal 1999. This charge is based upon an average equivalent exercise price of $37.65, change of control price of $56.96 which includes an adjustment factor for the early termination of the LSAR feature. A total of 0.8 million Company shares were issued in satisfaction of those options for which the LSAR feature was elected and the remaining options were converted into options to acquire approximately 1.2 million Company options at an average exercise price of $37.65.
   In connection with the Merger, the Company entered into agreements with the Attorneys General of California, Nevada and New Mexico and the Federal Trade Commission to enable the Merger to proceed under applicable antitrust, competition and trade regulation law. The agreements require the Company to divest a total of 117 stores in California, 19 stores in Nevada and 9 stores in New Mexico. Of the stores required to be divested, 40 are ASC locations operated primarily under the Lucky name, and 105 are Albertson's stores operated primarily under the Albertson's name. In addition, the Company will divest four supermarket real estate sites as required by the agreements. The stores identified for disposition had sales of $2.3 billion in fiscal 1998. The Company expects the divestitures to be substantially completed by the end of the third quarter 1999.
   The costs of integrating the two companies has and will result in significant non-recurring charges and incremental expenses. These costs will have a material effect on 1999 results of operations of the Company and may have a significant effect on results of operations for the year 2000. The actual timing of the costs is, in part, dependent upon the actual timing of certain integration actions. Non-recurring charges and expenses of implementing integration actions are estimated to total $700 million after income tax benefits (of which $464 million was recorded in the second quarter of fiscal 1999). The cash portion of these charges is estimated at approximately $300 million. When offset by the cash received from the sale of the stores required to be divested and the net proceeds from the sale of assets that will not be used in the combined company, the net positive cash flow is approximately $300 million. Merger related costs include the charges for administrative office consolidation, employee severance under employment contracts, transaction and financing fees, the write-down of assets to net realizable value for stores required to be divested and duplicate and abandoned facilities, and the limited stock appreciation rights discussed above.

         Management's Discussion and Analysis of Financial Condition and
                              Results of Operations


                              Business Combinations

   On August 2, 1998, Albertson's Inc. ("Albertson's" or the "Company") and American Stores Company ("ASC") entered into a definitive merger agreement ("Merger Agreement") whereby Albertson's would acquire ASC by exchanging 0.63 share of Albertson's common stock for each outstanding share of ASC common stock, with cash being paid in lieu of fractional shares (the "Merger") and ASC would be merged into a wholly-owned subsidiary of Albertson's. In addition, outstanding rights to receive ASC common stock under ASC stock option plans would be converted into rights to receive equivalent Albertson's common stock.
   The Merger was consummated on June 23, 1999, with the issuance of approximately 177 million shares of Albertson's common stock. The Merger constituted a tax-free reorganization and has been accounted for as a pooling of interests for accounting and financial reporting purposes.
   On September 9, 1999, the Company reported its results of operations for the second quarter ("Second Quarter Report"). The Second Quarter Report contained the consolidated results of operations of the Company and its subsidiaries (including ASC) for the 13 and 26 week periods ended July 29, 1999. The pooling of interests method of accounting is intended to present as a single interest, two or more common stockholders' interests that were previously independent;
accordingly,   the  accompanying   unaudited  interim   consolidated   financial
statements restate the historical financial statements as though the companies had always been combined. The historical financial statements of the separate companies have been adjusted in preparing the restated consolidated financial statements to conform the accounting policies and financial statement presentations.
   During 1998 the Company acquired the stock of three separate operating companies representing 64 retail food and drug stores in transactions accounted for using the purchase method of accounting. In accordance with an agreement with the Federal Trade Commission, nine acquired stores and six previously owned stores were divested. The Company also acquired the assets of other individual or small groups of stores in isolated transactions. Reported results include these operations from the date of consummation of the acquisition.

                     Results of Operations - Annual Periods

   Sales for 1998 were $35.9 billion, compared to $33.8 billion in 1997 and $32.5 billion in 1996. The following table sets forth certain income statement components expressed as a percent to sales and the year-to-year percentage changes in the amounts of such components:


                                                          Percent To Sales                     Percentage Change
------------------------------------------------ ------------------------------------ -- -------------------------------

                                                                                                    1998          1997
                                                       1998        1997         1996            vs. 1997      vs. 1996
------------------------------------------------ ----------- ----------- ------------ -- ---------------- --------------
Sales                                                100.00      100.00       100.00                 6.0           4.2
Gross profit                                          27.08       26.63        26.35                 7.9           5.3
Selling, general and
  Administrative expenses                             21.87       21.67        21.44                 7.0           5.3
Operating profit                                       4.60        4.92         4.68                (0.8)          9.6
Net interest expense                                   0.94        0.87         0.70                14.6          29.0
Earnings before income taxes                           3.73        3.99         4.00                (0.9)          3.9
Net earnings                                           2.23        2.36         2.41                 0.4           2.1


   Increases in sales are primarily attributable to the continued expansion of net retail square footage and identical and comparable store sales increases. During the 13 weeks of 1999 the Company opened or acquired 199 stores, remodeled

104 stores, completed 30 strategic retrofits and closed or sold 71 stores for a net retail square footage increase of 7.0 million square feet. Included in store openings are 84 acquired stores (net of 9 acquired stores divested) and included in store closings are 6 Albertson's stores divested in connection with a business acquisition. Net retail square footage increased 7.8% in 1998 and 5.3% in 1997. Identical store sales, stores that have been in operation for two full fiscal years, increased 0.5% in 1998 and decreased less than 0.1% in 1997. Comparable store sales, which include replacement stores, increased 1.2% in 1998 and 0.4% in 1997. Identical and comparable store sales continued to increase through higher average ticket sales per customer. Management estimates that there was overall deflation in products the Company sells of approximately 0.1% in 1998 compared to inflation of approximately 0.5% in 1997.
   In addition to store development, the Company plans to increase sales through its investment in programs initiated in recent years which are designed to provide solutions to customer needs. These programs include the Front End Manager program; the home meal solutions process called "Quick Fixin' Ideas(R)"; special destination categories; and increased emphasis on training programs utilizing Computer Guided Training. To provide additional solutions to customer needs, the Company has added new gourmet-quality bakery products and organic grocery and produce items. Other solutions include neighborhood marketing, targeted advertising and exciting new and remodeled stores. Future growth will be affected by the required divestiture of 145 stores in connection with the Merger (see Divestitures and Merger Related Costs below).
   Gross profit, as a percent to sales, increased primarily as a result of continued improvements made in retail stores, including improvements in underperforming stores and improved sales mix of partially prepared, value-added products. Gross profit improvements were also realized through the continued utilization of Company-owned distribution facilities and increased buying efficiencies. The pre-tax LIFO adjustment, as a percent to sales, reduced gross margin by 0.04% in 1998, 0.03% in 1997 and 0.08% in 1996.
   Selling, general and administrative expenses, as a percent to sales, increased primarily due to increased salary and related benefit costs resulting from the Company's initiatives to increase sales, increased depreciation expense associated with the Company's expansion program and integration costs associated with the various acquisitions in 1998. These increases were offset, in part, by improved labor management, lower self-insurance expense and better overall expense control in ASC operations.
   Operating profit for 1998 was reduced by $195.3 million (0.54% to sales) for stock option expense related to the Merger. The Company's stock option award plans contain provisions for automatic vesting upon a change of control. Change of control is defined differently within the respective plans adopted by Albertson's and ASC. Certain stock option plans adopted by ASC defined change of control as the date of stockholder approval of the Merger. Under plans adopted by ASC, option holders had the right (limited stock appreciation right or LSAR), during an exercise period of up to 60 days after the occurrence of a change of control (but prior to consummation of the Merger), to elect to surrender all or part of their options in exchange for shares of Albertson's common stock having a value equal to the excess of the change of control price over the exercise price. Approval of the Merger Agreement on November 12, 1998, by ASC's stockholders accelerated the vesting of 6.4 million equivalent stock options granted under pre-1997 ASC Plans and permitted the holders of these options to exercise LSARs. The exercisability of the 6.4 million LSARs resulted in the Company recognizing a $195.3 million merger related stock option charge during the fourth fiscal quarter of 1998. The actual change of control price used to measure the value of the exercised LSARs was not determinable until the date the Merger was consummated. Additional noncash charges or income were recognized in each quarter up through June 23, 1999 (consummation of the Merger) based on fluctuations in the change of control price.
   Operating profits for 1998, 1997 and 1996 were reduced for impairments and other restructuring charges of $24.4 million (0.07% to sales), $13.4 million

(0.04% to sales) and $100.0 million (0.31% to sales), respectively. The 1998 charge related to management's decision to close 16 underperforming stores in 8 states. The charge included impaired real estate and equipment, as well as the present value of remaining liabilities under leases, net of expected sublease recoveries. Substantially all of these stores have been closed and management believes the 1998 charge and remaining reserve are adequate. The 1997 charge related to the sale of a division of ASC's communication subsidiary. The 1996 charges related primarily to ASC's re-engineering initiatives. The components of the 1996 charges include: warehouse consolidation costs, administrative office consolidation costs, asset impairment costs, closed store costs and other miscellaneous charges.
   Increases in net interest expense resulted from higher average outstanding debt. Average outstanding debt has increased as a result of the Company's continued investment in new and acquired stores.
   Earnings before income taxes for 1997 was reduced by $33.9 million (0.10% to sales) for charges related to the secondary stock offering of shares held by former ASC chairman L.S. Skaggs and related parties (the "Secondary Offering").
   The Company's effective income tax rate for 1998 was 40.2%, as compared to 41.0% for 1997 and 39.9% for 1996. Amortization of goodwill, which is generally not deductible for income taxes, increases the Company's effective rate. The effect of the increase in the cash surrender value of Company-owned life insurance, which is a non-taxable item, reduces the effective income tax rate. The effective income tax rates for 1998 included the non-deductible portion of the merger related stock option charge. The effective income tax rates for 1997 included non-deductible expenses related the Secondary Offering.

                    Results of Operations - Quarterly Periods

   Sales for the first quarter of 1999 were $9.2 billion compared to $8.7 billion for the first quarter of 1998. The following table sets forth certain income statement components expressed as a percent to sales and the year-to-year percentage changes in the amounts of such components:


                                                       Percent to Sales                   Percentage Change
---------------------------------------------- ---------------------------------- ----------------------------------

                                                           13 Weeks                                        1999
                                                         1999             1998                         vs. 1998
---------------------------------------------- ---------------- ----------------- ---------------- -----------------
Sales                                                 100.00          100.00                               5.7
Gross profit                                           27.16           26.35                               8.9
Selling, general and
  administrative expenses                              22.33           21.82                               8.2
Operating profit                                        5.14            4.19                              29.4
Net interest expense                                    0.89            0.95                              (0.8)
Earnings before income taxes                            4.29            3.35                              35.3
Net earnings                                            2.59            2.02                              35.2


   Increases in sales are primarily attributable to the continued expansion of net retail square footage and identical and comparable store sales increases. During the 13 weeks of 1999 the Company opened or acquired 23 stores and 9 fuel centers, remodeled 32 stores, completed 9 strategic retrofits and closed 11 stores. Retail square footage increased to 98.1 million square feet, a net increase of 5.8% from the first quarter of 1998. Identical store sales increased 1.4% and comparable store sales, which include replacement stores, increased 1.8%. Management estimates that there was overall deflation in products the Company sells of approximately 0.7% (annualized).
   In addition to store development, the Company plans to increase sales through its investment in programs initiated in recent years which are designed to provide solutions to customer needs. These programs include the Front End Manager program; the home meal solutions process called "Quick Fixin' Ideas(R)";

special destination categories; and increased emphasis on training programs utilizing Computer Guided Training. To provide additional solutions to customer needs, the Company has added new gourmet-quality bakery products and organic grocery and produce items. Other solutions include neighborhood marketing, targeted advertising and exciting new and remodeled stores. Future growth will be affected by the required divestitures of 145 stores in connection with the Merger (see Divestitures and Merger Related Costs below).
   Gross profit, as a percent to sales, increased primarily as a result of continued improvements made in retail stores, including improvements in underperforming stores and improved sales mix of partially prepared, value-added products. Gross profit improvements were also realized through the continued utilization of Company-owned distribution facilities and increased buying efficiencies. The pre-tax LIFO charge reduced gross profit by $9 million (0.10% to sales) in the first quarter of 1999 as compared to $13 million (0.15% to sales) in the first quarter of 1998.
   Selling, general and administrative expenses, as a percent to sales, increased primarily due to increased salary and related benefit costs resulting from the Company's initiatives to increase sales and increased depreciation expense associated with the Company's expansion program. Included in this increase is approximately $4.0 million in merger related costs primarily related to the integration planning and financing activities associated with the Merger.
   Operating profit for the first quarter of 1999 was increased by $28.9 million (0.31% to sales) for stock option income related to the Merger. The Company's stock option award plans contain provisions for automatic vesting upon a change of control. Change of control is defined differently within the respective plans adopted by Albertson's and ASC. Certain stock option plans adopted by ASC defined change of control as the date of stockholder approval of the Merger. Under plans adopted by ASC, option holders had the right (limited stock appreciation right or LSAR), during an exercise period of up to 60 days after the occurrence of a change of control (but prior to consummation of the Merger), to elect to surrender all or part of their options in exchange for shares of Albertson's common stock having a value equal to the excess of the change of control price over the exercise price. Approval of the Merger Agreement on November 12, 1998, by ASC's stockholders accelerated the vesting of 6.4 million equivalent stock options granted under ASC pre-1997 Plans and permitted the holders of these options to exercise LSARs. The exercisability of the 6.4 million LSARs resulted in the Company recognizing a $195.3 million merger related stock option charge during the fourth fiscal quarter of 1998 and $28.9 million of income during the first fiscal quarter of 1999. Equivalent options of
4.0 million issued under the 1997 ASC stock option plan also had an LSAR feature that became exercisable upon regulatory approval (June 21, 1999) and no compensation expense was recognizable until that date. The actual change of control price used to measure the value of the exercised LSARs was not determinable until the date the Merger was consummated. Additional noncash charges or income were recognized in each period from November 12, 1998, through June 23, 1999 (consummation of the Merger) based on fluctuations in the change of control price (see Divestitures and Merger Related Costs below).
   Operating profit for the first quarter of 1998 was reduced for impairment charges of $29.4 million (0.34% to sales) related to management's decision to close 16 underperforming stores in 8 states. The charges included impaired real estate and equipment, as well as the present value of remaining liabilities under leases, net of expected sublease recoveries. As of April 29, 1999, 13 of these stores had been closed and management believes the 1998 charge and remaining reserve are adequate.
   The decrease in net interest expense resulted primarily from lower rates on variable rate debt.

                         Liquidity and Capital Resources

   The Company's operating results continue to enhance its financial position and ability to continue its planned expansion program. Cash provided by operating activities during 1998 was $1,428 million, compared to $1,815 million in 1997 and $1,134 million in 1996. During 1998 the Company invested $1,608 million for capital expenditures and $260 million for business acquisitions. The Company's financing activities for 1998 included net new borrowings of $550 million and $263 million for the payment of dividends (which represents 32.9% of 1998 net earnings).
   Cash provided by operating activities during the first quarter of 1999 was $431 million as compared to $305 million during the first quarter of 1998.
During the first quarter of 1999 the Company invested $375 million for net capital expenditures. The Company's financing activities during the first quarter of 1999 included net new borrowings of $10 million and $67 million for the payment of dividends.
   The Company utilizes its commercial paper and bank line programs primarily to supplement cash requirements for seasonal fluctuations in working capital and to fund its capital expenditure program. Accordingly, commercial paper and bank line borrowings will fluctuate between quarterly reporting periods. Following the Merger the Company will begin to consolidate several of the commercial paper, bank lines and other financing arrangements.

   Albertson's, Inc.:
   Albertson's had $500 million of commercial paper and bank line borrowings outstanding at January 28, 1999, compared to $283 million at January 29, 1998 and $329 million at January 30, 1997. As of January 28, 1999, Albertson's had a revolving credit agreement for $600 million (which was reserved as alternative funding for Albertson's commercial paper program) and bank lines of credit for $635 million (of which $174 million was outstanding as of January 28, 1999). The revolving credit agreement contains certain covenants, the most restrictive of which requires the Company to maintain consolidated tangible net worth, as defined, of at least $750 million.
   During 1998 Albertson's issued a total of $317 million in medium-term notes under a $500 million shelf registration statement filed with the Securities and Exchange Commission (SEC) in December 1997. Under a shelf registration statement filed with the SEC in May 1996, Albertson's issued $200 million of medium-term notes in 1997 and $200 million of 30-year 7.75% debentures in 1996. Proceeds from these issuances were used to reduce borrowings under Albertson's commercial paper program.
   On March 30, 1999, the Company entered into a revolving credit agreement with a syndicate of banks, whereby the Company may borrow principal amounts up to $1.5 billion at varying interest rates any time prior to March 28, 2000 (expiration date). At the expiration of the credit agreement and upon due notice, the Company may extend the term for an additional 364-day period if lenders holding at least 75% of commitments agree. The agreement also contains an option which would allow the Company, upon due notice, to convert any outstanding amounts at the expiration date to term loans. The agreement contains certain covenants, the most restrictive of which requires the Company to maintain consolidated tangible net worth, as defined, of at least $2.1 billion.
   Albertson's filed a shelf registration statement with the Securities and Exchange Commission(SEC), which became effective in February 1999, to authorize the issuance of up to $2.5 billion in debt securities. The remaining authorization of $183 million under the 1997 shelf registration statement was rolled into the 1999 shelf registration statement. The Company intends to use the net proceeds of any securities sold pursuant to the 1999 shelf registration statement for retirement of debt and general corporate purposes.
   Since 1987 the Board of Directors of Albertson's has continuously adopted or renewed programs under which the Company was authorized, but not required, to purchase and retire shares of its common stock. The remaining authorization under the program adopted by the Board on March 2, 1998, was rescinded in connection with the Merger.

   American Stores Company:
   At year-end 1998 ASC had a $1.0 billion universal shelf registration statement of which $500 million has been designated for ASC's Series B Medium Term Note Program. On March 19, 1998, ASC issued $45 million of 6.5% notes due March 20, 2008, under the outstanding Series B Medium Term Note Program. On March 30, 1998, ASC issued an additional $100 million of 7.1% notes due March 20, 2028, under the same program. Proceeds were used to refinance short-term debt and for general corporate purposes. At year-end 1998, ASC had $855 million available under the universal shelf registration statement.
   At year-end 1998, ASC had a $1.0 billion commercial paper program supported by a $1.5 billion revolving credit facility, and $230 million of uncommitted bank lines, which were used for overnight and short-term bank borrowings. On September 22, 1998, ASC entered into a $300 million revolving credit agreement with five financial institutions which also supported the commercial paper program. Interest rates for borrowings under the agreement are established at the time of borrowing through three different pricing options. Both revolving credit facilities terminated on the effective date of consummation of the Merger. At year-end 1998, ASC had $325 million of debt outstanding under the $1.5 billion credit facility, $993 million outstanding under the commercial paper program, and $226 million outstanding under uncommitted bank lines, leaving unused committed borrowing capacity of $256 million. The average annual interest rates applicable to the debt issued under or supported by the revolving credit facilities were 5.8% in 1998, 5.9% in 1997 and 5.7% in 1996.
   In June 1996 ASC authorized a stock repurchase program of up to four million shares of common stock (not including the 1997 repurchase of shares from ASC's former chairman L.S. Skaggs and certain Skaggs family members and charitable trusts). During 1996, 0.1 million equivalent shares of common stock were repurchased. There were no repurchases of common stock under the ASC repurchase program during 1998 and 1997. On August 2, 1998, in connection with the Merger, ASC rescinded the remaining authorization under the stock repurchase program.
   At the effective date of the Merger, approximately $900 million of ASC's debt became due or callable by the creditors due to change of control provisions, of which approximately $500 million was repaid.
   The following leverage ratios demonstrate the Company's levels of long-term financing as of the indicated year end:

                                                                    January 28,         January 29,        January 30,
                                                                           1999                1998               1997
------------------------------------------------------------- ------------------ ------------------- ------------------
Long-term debt and capitalized lease
     obligations to capital (1)                                          48.1%               47.8%              43.4%
Long-term debt and capitalized lease
     obligations to total assets                                         33.8                31.5               29.1


(1) Capital includes long-term debt, capitalized lease obligations and stockholders' equity


   The Company continues to retain ownership of real estate when possible. As of January 28, 1999, the Company held title to the land and buildings of 38% of the Company's stores and held title to the buildings on leased land of an additional 6% of the Company's stores. The Company also holds title to the land and buildings of the Company's corporate headquarters in Boise, Idaho, ASC's corporate headquarters in Salt Lake City, Utah and a majority of the Company's distribution facilities.
   The Company is committed to keeping its stores up to date. In the last three years, the Company has opened or remodeled 858 stores representing 29% of the Company's retail square footage as of January 28, 1999. The following summary of historical capital expenditures includes capital leases, stores acquired in business and asset acquisitions, assets acquired with related debt and the estimated fair value of property financed by operating leases (in thousands):

                                                                    1998                   1997                  1996
-------------------------------------------------- ---------------------- ---------------------- ---------------------
New and acquired stores                                      $ 1,146,363              $ 960,309             $ 974,400
Remodels                                                         298,712                215,856               239,045
Retail replacement equipment
     and technological upgrades                                  238,865                279,900               214,190
Distribution facilities and
     equipment                                                   138,828                110,187                85,683
Other                                                             50,426                104,857               115,725
-------------------------------------------------- ---------------------- ---------------------- ---------------------

Total capital expenditures                                     1,873,194              1,671,109             1,629,043
Estimated fair value of
     property financed by
     operating leases                                            223,900                205,100               169,400
-------------------------------------------------- ---------------------- ---------------------- ---------------------

                                                             $ 2,097,094            $ 1,876,209           $ 1,798,443
-------------------------------------------------- ---------------------- ---------------------- ---------------------


   The Company's strong financial position provides the flexibility for the Company to grow through its store development program and future acquisitions. The Board of Directors at its March 1999 meeting increased the regular quarterly cash dividend to $0.18 per share, for an annual rate of $0.72 per share.

                      Divestitures and Merger Related Costs

   In connection with the Merger, the Company entered into agreements with the Attorneys General of California, Nevada and New Mexico and the Federal Trade Commission to enable the Merger to proceed under applicable antitrust, competition and trade regulation law. The agreements require the Company to divest a total of 117 stores in California, 19 stores in Nevada and 9 stores in New Mexico. Of the stores required to be divested, 40 are ASC locations operated primarily under the Lucky name, and 105 are Albertson's stores operated primarily under the Albertson's name. In addition, the Company will divest four supermarket real estate sites as required by the agreements. The stores identified for disposition had sales of $2.3 billion in fiscal 1998. The Company expects the divestitures to be substantially completed by the end of the third quarter of 1999.
   The costs of integrating the two companies has and will result in significant non-recurring charges and incremental expenses. These costs will have a material effect on 1999 results of operations of the Company and may have a significant effect on results of operations for the year 2000. The actual timing of the costs is, in part, dependent upon the actual timing of certain integration actions. Non-recurring charges and expenses of implementing integration actions are estimated to total $700 million after income tax benefits (of which $464 million was recorded in the second quarter of fiscal 1999). The cash portion of these charges is estimated at approximately $300 million. When offset by the cash received from the sale of the stores required to be divested and the net proceeds from the sale of assets that will not be used in the combined company, the net positive cash flow is approximately $300 million. Merger related costs include the charges for administrative office consolidation, employee severance under employment contracts, transaction and financing fees, the write-down of assets to net realizable value for stores to be divested and duplicate and abandoned facilities, and the limited stock appreciation rights discussed under Results of Operations above.

                           Recent Accounting Standard

   In June 1998 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." This new standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This standard is effective for the Company's 2001 fiscal year. The Company has not yet completed its evaluation of this standard or its impact, if any, on the Company's reporting requirements.

           Quantitative and Qualitative Disclosures about Market Risk

   The Company is exposed to certain market risks that are inherent in the Company's financial instruments which arise from transactions entered into in the normal course of business. From time to time, the Company enters into derivative transactions. The objective of these derivative transactions is to reduce the Company's exposure to changes in interest rates, and each transaction is evaluated periodically by the Company for changes in market value and counterparty credit exposure.
   The Company is subject to interest rate risk on its long-term fixed interest rate debt and bank line borrowings. Commercial paper borrowings do not give rise to significant interest rate risk because these borrowings have maturities of less than three months. All things being equal, the fair value of debt with a fixed interest rate will increase as interest rates fall, and the fair value will decrease as interest rates rise. The Company manages its exposure to interest rate risk by utilizing a combination of fixed rate borrowings and commercial paper borrowings.
   During 1997 the Company entered into a $300 million five-year LIBOR basket swap and a $100 million treasury rate lock. The LIBOR basket swap agreement diversified the indices used to determine the interest rate on a portion of the Company's variable rate debt by providing for payments based on an average of foreign LIBOR indices which are reset every three months and also provided for a maximum interest rate of 8.0%. The Company recognized no income or expense in 1998 related to this swap. The treasury rate lock agreement was entered into for the purpose of hedging the interest rate on $100 million of debt the Company issued in March 1998 under the universal shelf registration statement. The Company realized a net loss of $1.0 million, which is being amortized over the term of the debt as an addition to interest expense.
   The Company is exposed to credit losses in the event of nonperformance by the counterparties to its swap agreements. Such counterparties are highly-rated financial institutions and the Company anticipates they will be able to satisfy their obligations under the contracts.
   There have been no material changes in the primary risk exposures or management of the risks since the prior year. The Company expects to continue to manage risks in accordance with the current policy.
   The table below provides information about the Company's derivative financial instruments and other financial instruments that are sensitive to changes in interest rates, including interest rate swaps and debt obligations. Following the Merger the Company began to consolidate several of the commercial paper, bank lines and other financing arrangements. For debt obligations, the table presents principal cash flows and related weighted average interest rates by expected maturity dates. For interest rate swaps, the table presents notional amounts and weighted average interest rates by expected (contractual) maturity dates. The $300 million LIBOR basket swap agreement was terminated on May 14, 1999. Notional amounts are used to calculate the contractual payments to be exchanged under the contracts.




                                                                                                There-                      Fair
(In millions of dollars)                1999       2000        2001       2002        2003       after        Total        Value
-------------------------------- ------------ ---------- ----------- ---------- ----------- ----------- ------------ ------------
Albertson's, Inc.:
Long-term debt
  (excluding
  commercial paper):
    Fixed rate                         $ 7.0    $ 295.3       $ 1.5      $ 1.7       $ 1.9     $ 726.8     $1,034.2     $1,111.0
    Weighted average
      interest rate                      7.5%       6.3%        9.0%       9.3%        9.5%        6.9%         6.8%

    Variable rate                    $ 173.8                                                                $ 173.8        173.9
     Weighted average
       interest ate                      5.4%                                                                   5.4%
American Stores Company:
Long-term debt:
    Fixed rate                        $ 42.9    $ 164.7      $ 35.4    $ 288.8     $ 117.9    $1,227.2     $1,876.9      2,120.3
    Weighted average
      interest rate                      7.7%       7.5%        8.8%       9.8%        7.7%        7.5%         7.9%

    Variable rate                   $1,544.0                                                               $1,544.0      1,544.0
    Weighted average
      interest rate                      5.1%                                                                   5.1%
Interest rate and currency swap:
    Pay variable (8% cap)
     /Receive variable                                                 $ 300.0                              $ 300.0         (5.3)
    Average pay rate                                                       5.3%
    Average receive rate                                                   5.0%
                                 ------------ ---------- ----------- ---------- ----------- ----------- ------------ ------------



                              Year 2000 Compliance

   The Year 2000 issue results from computer programs being written using two digits rather than four to define the applicable year. As the year 2000 approaches, systems using such programs may be unable to accurately process certain date-based information. To the extent that the Company's software applications contain source code that is unable to interpret appropriately the upcoming calendar year 2000 and beyond, some level of modification or replacement of such applications will be necessary to avoid system failures and the temporary inability to process transactions or engage in other normal business activities.
   Beginning in 1995 the Company formed project teams to assess the impact of the Year 2000 issue on the software and hardware utilized in the Company's internal operations. The project teams are staffed primarily with representatives of the Company's Information Systems and Technology departments and report on a regular basis to senior management and the Company's Board of Directors.
   The initial phase of the Year 2000 project was assessment and planning. This phase is substantially complete and included an assessment of all computer hardware, software, systems and processes ("IT Systems") and non-information technology systems such as telephones, clocks, scales, refrigeration controllers and other equipment containing embedded microprocessor technology ("Non-IT Systems"). The completion of upgrades, validation and forward date testing for all systems is scheduled for third quarter of 1999 although many systems have been completed. The Company expects to successfully implement the remediation of the IT Systems and Non-IT Systems.

   In addition to the remediation of the IT systems and Non-IT systems, the Company has identified relationships with third parties, including vendors, suppliers and service providers, which the Company believes are critical to its business operations. The Company has been communicating with these third parties through questionnaires, letters and interviews in an effort to determine the extent to which they are addressing their Year 2000 compliance issues. The
Company will continue to communicate with, assess the progress of, and monitor the progress of these third parties in resolving Year 2000 issues.
   The total costs to address the Company's Year 2000 issues are estimated to be approximately $43 million, of which approximately $28 million has been or will be expensed and approximately $15 million has been or will be capitalized. These costs include expenditures accelerated for Year 2000 compliance. As of April 29, 1999, the Company has spent approximately 95% of the estimated costs. These costs have been funded through operating cash flow and represent a small portion of the Company's IT budget.
   The Company is dependent on the proper operation of its internal computer systems and software for several key aspects of its business operations, including store operations, merchandise purchasing, inventory management, pricing, sales, warehousing, transportation, financial reporting and administrative functions. The Company is also dependent on the proper operation of the computer systems and software of third parties providing critical goods and services to the Company, including vendors, utilities, financial institutions, government entities and others. The Company believes that its efforts will result in Year 2000 compliance. However, the failure or malfunction of internal or external systems could impair the Company's ability to operate its business in the ordinary course and could have a material adverse effect on its results of operations.
   The Company is currently developing its contingency plans and intends to formalize these plans with respect to its most critical applications during the third quarter of 1999. Contingency plans may include manual workarounds, increased inventories and extra staffing.

                                  Environmental

   The  Company has  identified  environmental  contamination  at certain of its store, warehouse, office and manufacturing facilities (related to current operations as well as previously disposed of businesses) which are primarily related to underground petroleum storage tanks (USTs) and ground water contamination. The Company conducts an on-going program for the inspection and evaluation of new sites proposed to be acquired by the Company and the remediation/monitoring of contamination at existing and previously owned sites. Although the ultimate outcome and expense of environmental remediation is uncertain, the Company believes that the required costs of remediation, UST upgrades and continuing compliance with environmental laws will not have a material adverse effect on the financial condition of the Company.

          Cautionary Statement for Purposes of "Safe Harbor Provisions" of the Private Securities Litigation Reform Act of 1995

   From time to time, information provided by the Company, including written or oral statements made by its representatives, may contain forward-looking information as defined in the Private Securities Litigation Reform Act of 1995, including statements with respect to the Merger and future performance of the combined companies. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, including such things as expansion and growth of the Company's business, future capital expenditures and the Company's business strategy, contain forward-looking information. In reviewing such information it should be kept in mind that actual results may differ materially from those projected or suggested in such forward-looking information. This forward-looking information is based on various factors and was derived utilizing numerous assumptions. Many of these factors have previously been identified in filings or statements made by or on behalf of the Company.
   Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include changes in the general economy, changes in consumer spending, competitive factors and other factors affecting the Company's business in or beyond the Company's control. These factors include changes in the rate of inflation, changes in state or federal legislation or regulation, adverse determinations with respect to litigation or other claims (including environmental matters), labor negotiations, adverse effects of failure to achieve Year 2000 compliance, the Company's ability to recruit and develop employees, its ability to develop new stores or complete remodels as rapidly as planned, its ability to implement new technology successfully, stability of product costs and the Company's ability to integrate the operations of ASC.
   Other factors and assumptions not identified above could also cause the actual results to differ materially from those set forth in the forward-looking information. The Company does not undertake to update forward-looking information contained herein or elsewhere to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information.